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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bank of Hawaii Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Your VOTE is important!

Notice of 2012
Annual Meeting of Shareholders
and Proxy Statement

Meeting Date: April 27, 2012

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

BANK OF HAWAII CORPORATION
130 Merchant Street
Honolulu, Hawaii 96813

March 16, 2012

Dear Shareholder:

        The 2012 Annual Meeting of Shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2012 at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii. Each shareholder may be asked to present valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

        The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Bank of Hawaii Corporation also will be given, and shareholders will have the opportunity to discuss matters of interest concerning the Company.

        For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR Proposal 1: Election of Directors, FOR Proposal 2: Advisory Vote on Executive Compensation, and FOR Proposal 3: Ratification of Selection of an Independent Registered Public Accounting Firm.

        Your vote is very important.    Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. You may also vote by telephone or electronically via the Internet. If you wish to do so, your proxy may be revoked at any time before voting occurs.

        On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

PETER S. HO Chairman of the Board, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 27, 2012

To Our Shareholders:

        The Annual Meeting of shareholders of Bank of Hawaii Corporation will be held on Friday, April 27, 2012, at 8:30 a.m. on the Fifth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

  1.
  To elect thirteen persons to serve as directors of the Company for a term of one year each.

  2.
  To hold an advisory vote on executive compensation.

  3.
  To ratify the selection of an independent registered public accounting firm.

  4.
  To transact any other business that may be properly brought before the meeting.

        Shareholders of record of Bank of Hawaii Corporation common stock (NYSE: BOH) at the close of business on February 29, 2012 are entitled to attend the meeting and vote on the business brought before it.

        We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted by telephone or electronically via the internet, or you may complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope.

                      By Order of the Board of Directors

                      MARK A. ROSSI
                       Vice Chairman and Corporate Secretary
                      Bank of Hawaii Corporation

Honolulu, Hawaii
Dated: March 16, 2012

IMPORTANT
Please sign and return the enclosed proxy card or vote by telephone or on the Internet as promptly as possible. This will save the expense of a supplementary solicitation.
Thank you for acting promptly.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on April 27, 2012

        The Proxy Statement and the Bank of Hawaii Corporation 2011 Annual Report on Form 10-K to Shareholders for the year ended December 31, 2011 are available at www.edocumentview.com/boh. We encourage you to access and review all of the information in the proxy materials before voting.

PROXY STATEMENT

        The Board of Directors (the "Board") of Bank of Hawaii Corporation is soliciting the enclosed proxy for the Company's 2012 Annual Meeting of Shareholders. The Bank of Hawaii Corporation and its subsidiaries, as appropriate, are referred to herein as "Bank of Hawaii" or the "Company") The proxy statement, proxy card, and the Company's Annual Report to Shareholders and Annual Report on Form 10-K are being distributed to the Company's shareholders on or about March 16, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:    Why did I receive a one-page notice (the "Notice") in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
The rules and regulations of the Securities and Exchange Commission (the "SEC") allow companies to furnish proxy materials by providing access to such documents on the Internet instead of mailing a printed copy of proxy materials to each shareholder of record. Shareholders who previously requested to receive printed copies of proxy materials by mail will continue to receive them by mail. Shareholders who did not indicate a preference last year are receiving the Notice this year. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy on the Internet. If you would like to receive a printed or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    What am I voting on?

A:
You are voting on the election of directors, ratification of the selection of an independent registered public accounting firm, and, on an advisory and nonbinding basis, on the Company's executive compensation as described in the Compensation Discussion and Analysis and related tables, as well as any other business that may be properly brought before the meeting.

Q.    Why am I being asked to vote on executive compensation?

A:
In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act") was enacted, requiring that public company shareholders be provided with a general advisory vote to approve the compensation paid to named executive officers. This vote is non-binding and must occur at least once every three years. The Act also requires a vote as to how frequently the general advisory vote should occur (annually, biannually or triennially). At the Annual Meeting of Shareholders in 2011, our shareholders strongly supported an annual vote on executive compensation and, in light of that preference, the Board determined to hold the advisory vote annually until next determined in 2014.

Q:    Who may vote at the annual meeting?

A:
Holders of Bank of Hawaii's common stock, par value $0.01 per share, as of the close of business on February 29, 2012 (the "Record Date") are entitled to attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 45,989,815 shares of common stock issued and outstanding.

Q:    How many votes do we need to hold the annual meeting?

A:
The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be present to conduct business. That amount is called a quorum. Shares are counted as present at the meeting if a shareholder entitled to vote is present and votes at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or via the Internet. We also count abstentions and broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, generally a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:    What is New York Stock Exchange Rule 452 about and how does it impact shareholder voting?

A:
Effective January 1, 2010, NYSE Rule 452 eliminated broker discretionary voting for uncontested elections of directors at shareholder meetings. In the past, if you did not transmit your voting instructions before a shareholder meeting, your broker was allowed to vote on the election of directors as this was considered to be a routine matter. The election of directors is no longer deemed to be routine and your broker is no longer permitted to vote on your behalf without your voting instructions. This rule also applies to the advisory vote on executive compensation and the advisory vote on the frequency of the vote on executive compensation.

Q:    What shares can I vote?

A:
You may vote all shares you own on the Record Date.

Q:    How can I vote my shares in person at the annual meeting?

A:
If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card or notice, admission ticket, and proof of identification. If you hold your shares as a beneficial owner, you must vote your shares through your broker or other nominee.

  Even if you plan to attend the annual meeting, we recommend you also submit your proxy so your vote will be counted if you later decide not to attend the annual meeting

Q:    How can I vote my shares without attending the annual meeting?

A:
You may vote without attending the annual meeting. If you hold your shares as the shareholder of record, you may instruct the proxies how to vote your shares by the Internet, telephone, or mail. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

  Mail.    You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

  Internet.    If you have Internet access, you may submit your proxy from anywhere, following the "Vote by Internet" instructions on your proxy card.

  Telephone.    If you live in the United States, you may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

Q:    May I change my vote?

A:
Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by providing notice to the Corporate Secretary, granting a new proxy with a later date or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you also vote at the meeting. For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:    Where can I find the voting results of the annual meeting?

A:
We plan to announce preliminary voting results at the annual meeting. We will publish final voting results in a report on Form 8-K within 4 business days of the annual meeting.

Q:    Who will count the votes?

A:
Computershare Investor Services will count and tabulate the votes.

Q:    What are the voting procedures?

A:
Directors are elected annually by a plurality of votes cast. This means that the nominees who receive the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not affect the outcome of the vote.

  All other proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting. Broker non-votes will be treated as not entitled to vote and will not affect the outcome. Abstentions will have the same effect as votes cast against the proposal.

Q:    Is my vote confidential?

A:
Yes. Proxy instructions, ballots, and voting tabulations that identify the individual shareholders are handled to protect your privacy. Your vote will not be disclosed within Bank of Hawaii or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders write comments on their proxy cards, which are forwarded to Bank of Hawaii management.

Q:    Who will bear the cost of soliciting proxies?

A:
We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees on behalf of the Board will solicit proxies from shareholders, personally, and by telephone, the Internet, facsimile, or other means. None of these employees will receive any additional or special compensation for soliciting proxies. We have retained Georgeson, Inc., 199 Water Street, New York, New York 10038 to assist in the solicitation of proxies for an estimated fee of $10,000 plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:    What does it mean if I get more than one proxy card?

A:
It means your shares are registered differently and are in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that by contacting our transfer agent, Computershare Investor Services, LLC (1-888-660-5443).

Q:    May I propose actions for consideration at next year's annual meeting of shareholders?

A:
Yes. You may submit proposals for consideration at the 2013 Annual Meeting of Shareholders by presenting your proposal in writing to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813 and in accordance with the following schedule and requirements.

  Proposals To Be Included In The Proxy Statement and Voted On At The Meeting.    Proposals that shareholders wish to have included in the proxy statement for the 2013 Annual Meeting of Shareholders must be made in accordance with SEC Rule 14a-8. Proposals must be received by the Company's Corporate Secretary on or before November 16, 2012 at the above address.

  Proposals To Be Voted On At The Meeting Only.    Under our By-Laws, for a shareholder to bring a proposal before the 2013 annual meeting, Bank of Hawaii must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2012 annual meeting; in other words, no later than February 7, 2013 and no earlier than January 28, 2013. (Please refer to Section 1.12 of Bank of Hawaii's By-Laws.) The proposal also must contain the information required in the By-Laws. If you wish to make one or more nominations for election to the Board, the required information includes, among other things, the written consent of such individual to serve as director and (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of Bank of Hawaii stock each nominee beneficially owns. These advance notice provisions are separate from the requirements a shareholder must meet to have a proposal included in the proxy statement under SEC rules. By complying with these provisions, a shareholder may present a proposal in person at the meeting, but will not be entitled to have the proposal included in the Company's proxy statement unless they comply with the requirements described in the preceding paragraph. Persons holding proxies solicited by the Board may exercise discretionary authority to vote against such proposals.

Q:    Where can I find out more information about the Company before the annual meeting?

A:
You can find more information about the Company on-line at: www.boh.com.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

        The Company's Certificate of Incorporation requires that the Company's Board consist of not fewer than three directors and not more than 15 directors. The Board has fixed the number of directors at thirteen. Each of the thirteen directors listed below has been nominated for a one-year term to serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualified. In the event that any or all of the director nominees are unable to stand for election as director, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select different nominees for election as directors.

        Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. Each nominee has consented to serve and all nominees are currently serving on the Company's Board. The nominees were each recommended to the Board by the Company's Nominating and Corporate Governance Committee whose goal is to assemble a board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help the Company maximize shareholder value. The Nominating and Corporate Governance Committee also looks at the individual strengths of directors, their ability to contribute to the board, and whether their skills and experience complement those of the other directors. A more detailed discussion on the nomination process and the criteria the Nominating and Corporate Governance Committee considers in their evaluation of director candidates is found in the Corporate Governance section on page                        .

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
S. Haunani Apoliona; 62; 2004	Trustee, Office of Hawaiian Affairs ("OHA") (entity established by the Constitution of the State of Hawaii to improve the conditions and protect the entitlements of Native Hawaiians). Ms. Apoliona was elected OHA Trustee in 1996, and was re-elected to her 4th four-year term in 2008. Ms. Apoliona has dedicated more than 30 years working with and on behalf of Native Hawaiians. As Chairman of the OHA Board from 2000 through 2010 and Trustee of OHA since 1996, she has led the pursuit of Federal Recognition for Native Hawaiians, resolution of long-standing ceded land revenue disputes, and a vast array of advocacy initiatives for Native Hawaiians. Prior to OHA, she was President and Chief Executive Officer of Alu Like, a non-profit organization whose mission is to assist Native Hawaiians in achieving social and economic self-sufficiency, including workforce training, vocational education, and training in entrepreneurship, business development and computer technology. Ms. Apoliona has been a director of Bank of Hawaii, the Company's major subsidiary, since 1994. She is active in the community and serves on the boards of Bernice Pauahi Bishop Museum, Queen Lili'uokalani Children's Center Advisory Council, The Nature Conservancy of Hawaii, and the Smithsonian's National Museum of the American Indian. Ms. Apoliona's close association with and knowledge of Native Hawaiian affairs and with cultural and charitable causes in Hawaii give her a valuable perspective on the values and interests of our core market, which pervade the business environment. These insights inform the discussion at both the Board and on the Nominating and Governance Committee on which all of the independent directors serve.	—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Mary G. F. Bitterman; 67; 1994

President and Director of the Bernard Osher Foundation (a 35-year-old philanthropic organization headquartered in San Francisco that supports higher education and the arts) since 2004. Lead Independent Director of the Company since 1999. Previously, Dr. Bitterman was President and CEO of the James Irvine Foundation, an independent grant-making foundation serving Californians, and before that President and CEO of KQED, one of the major public broadcasting centers in the United States, Executive Director of the Hawaii Public Broadcasting Authority, Director of the Voice of America, and Director of the Hawaii State Department of Commerce and Consumer Affairs (and simultaneously ex officio Commissioner of Financial Institutions, Commissioner of Securities, and Insurance Commissioner). Until BlackRock's acquisition of Barclays Global Investors ("BGI") in 2009, she was a member of the BGI board for nine years, serving on the Audit & Risk Committee as well as chairing the Nominating and Corporate Governance Committee. Dr. Bitterman has been a director of Bank of Hawaii, the Company's major subsidiary, since 1984. She currently is a director of the Bay Area Council Economic Institute, the Hawaii Community Foundation, the Commonwealth Club of California and Board Chair of the PBS Foundation, and an Advisory Council member of the Stanford Institute for Economic Policy Research and the Public Policy Institute of California. She is an Honorary Member of the National Presswomen's Federation and a Fellow of the National Academy of Public Administration. Dr. Bitterman received her B.A. from Santa Clara University and her M.A. and Ph.D. from Bryn Mawr College. Dr. Bitterman's long history of experience in broadcasting, media and public policy, her experience as a regulator with authority over Bank of Hawaii and other state- chartered banks, her service on the board of a large mutual fund complex and its key committees, and her over 17 years on the Company's Board provide her with expertise across a range of issues of critical importance to the Company's activities in a highly regulated industry as well as the public facing aspects of our business. By virtue of her position as Lead Independent Director, she serves ex-officio as a member of each of the Board's other standing committees.

Barclays Global Investors Funds
Mark A. Burak; 63; 2009

Retired. Formerly an independent consultant providing planning and business performance evaluation advisory services, and Executive Vice President for Planning, Analysis and Performance Measurement, Bank of America, having retired in 2000 after more than thirty years of service. Mr. Burak held various accounting and finance positions based in Chicago, London, San Francisco, and Charlotte at Bank of America and the former Continental Illinois National Bank, now part of Bank of America. As a consultant for Bank of Hawaii from late 2000 through 2003, he oversaw the development of the strategic plan and restructured the Company's management accounting processes, including the implementation of a capital allocation methodology and development of a formal business unit performance evaluation process. Among other positions, Mr. Burak served as Controller, Managing Director of Management Accounting & Analysis, Business Segment Controller, and Regional Controller for Europe and Asia for the former Continental Illinois National Bank. Mr. Burak is a Certified Public Accountant. He has been a director of Bank of Hawaii, the Company's major subsidiary, since 2009. He serves on the Board of Trustees of the Honolulu Academy of Arts and is a member of Financial Executives International, having served on several local chapter boards and as President of the San Francisco Chapter, and is a member of the American Institute of Certified Public Accountants. Mr. Burak received his BBA in Public Accounting from Loyola University of Chicago and his MBA in finance from the Kellogg Graduate School of Management at Northwestern University. Mr. Burak's career in accounting, finance and strategic planning for major banking organizations brings a high level of sophistication to his participation in Board discussion of a wide range of financial, strategic planning and operating matters, and his prior engagement as a consultant to Bank of Hawaii gives him direct knowledge of our business. His professional experience and educational background led the Board to appoint him to its Audit & Risk Committee and to designate him as a financial expert on that Committee. Along with all of the other independent directors, Mr. Burak also serves on the Board's Nominating and Governance Committee.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Michael J. Chun; 68; 2004

President and Headmaster of Kamehameha Schools—Kapalama (a college preparatory school serving children of Hawaiian ancestry) since 2001 and President, Kamehameha Schools since 1988. As President and Headmaster, he is responsible for the leadership, financial management, administration and effectiveness of the college preparatory education program at the flagship Kapalama campus. Prior to his appointment at Kamehameha Schools, Dr. Chun was Vice President of Park Engineering, a Honolulu engineering consulting firm. He also served as Chief Engineer of the City and County of Honolulu and taught at the University of Hawaii where he directed graduate instruction and research in environmental engineering. Dr. Chun has been a director of Bank of Hawaii, the Company's major subsidiary, since 1993. In addition to being a director of Alexander & Baldwin (a shipping and real estate company), he serves on the boards of various professional and community organizations, including Hawaii Pacific University, Hawaii Medical Services Association, the Metropolitan Board of the YMCA of Honolulu, and Bishop Museum. Dr. Chun received his bachelor of science in civil engineering and his Ph.D. in environmental engineering from the University of Kansas, and his master of science in civil engineering from the University of Hawaii. Dr. Chun's leadership of one of Hawaii's premier educational institutions both provides him with insights into key segments of our markets and customer base and, together with his engineering background, assists the Board in its consideration of a range of operational matters. These insights inform the discussion at both the Board and on the Nominating and Governance Committee on which all of the independent directors serve.

Alexander & Baldwin, Inc.
Clinton R. Churchill; 68; 2001

Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1992 (Chairman 1998, 2000, 2004, 2008, and 2012). Mr. Churchill served as COO and CEO of The Estate of James Campbell prior to becoming one of its Trustees. He also served as Controller, Financial Vice President, and President of Gaspro,  Inc. and three years as a management consultant with Touche Ross & Co. Mr. Churchill has been a director of Bank of Hawaii, the Company's major subsidiary, since 1992. Mr. Churchill serves as a member of the Military Affairs Council and President of the Pacific Aviation Museum at Pearl Harbor. He received his bachelor of science in business and his MBA in management and finance from the University of Arizona. Mr. Churchill's long association with the Campbell Estate (now the James Campbell Company LLC), a nationally diversified real estate company and a major Hawaii landowner, has given him a broad perspective on business affairs in the Company's core market as well as a deep knowledge of an industry that represents a large portion of our customer base. That perspective as well as Mr. Churchill's background in financial accounting led the Board to appoint him to its Audit & Risk Committee, which he chairs. Along with all of the other independent directors, Mr. Churchill also serves on the Board's Nominating and Governance Committee.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
David A. Heenan; 71; 1993

Trustee, The Estate of James Campbell (an organization administering the assets held in trust under the will of James Campbell) since 1995 (Chairman 1999, 2001, 2005, and 2009). Dr. Heenan formerly served as Chairman and CEO of Theo H. Davies Co., Ltd., the North American holding company for the Hong Kong-based Jardine Matheson. He also worked internationally for Chevron, Citicorp and McKinsey. He has served on the faculties of the Wharton and Columbia Business Schools. Dr. Heenan is a visiting professor at Georgetown University. Dr. Heenan has been a director of Bank of Hawaii, the Company's major subsidiary, since 1983. He is the author or co-author of seven books and has written various articles for diverse publications as the Harvard Business Review, the Sloan Management Review, the Wall Street Journal, and the New York Times. He holds an MBA from Columbia University and Ph.D. from the Wharton School of Business, University of Pennsylvania. As is the case with Mr. Churchill, Dr. Heenan's association with the Campbell Estate, qualifies him for service on the Company's Board. His international experience with major multinationals gives him an added perspective that is valuable to the Board in light of the broad geographic reach of the Company's business. Dr. Heenan's management and business knowledge led the Board to elect him to its Compensation Committee, which he chairs. Along with all of the other independent directors, Dr. Heenan also serves on the Board's Nominating and Governance Committee.

Maui Land & Pineapple Co., Inc.
Peter S. Ho; 46; 2009

Chairman and Chief Executive Officer of the Company since July 2010; President since April 2008; Vice Chairman and Chief Banking Officer since January 2006; Vice Chairman, Investment Services from April 2004 to December 2005; and Executive Vice President, Hawaii Commercial Banking Group from February 2003 to April 2004. Mr. Ho has been a director of Bank of Hawaii, the Company's major subsidiary, since 2005. In 2010 Mr. Ho was named Chairman of the 2011 Hawaii Host Committee for the Asia Pacific Economic Cooperation (APEC), the premier forum for Asia-Pacific economies to cooperate on regional trade and investment issues. Mr. Ho is active in the Hawaii community and serves on several boards, including the Hawaii Community Foundation, the Hawaii Chapter of the American Red Cross, the GIFT Foundation, the Strong Foundation, and the Hawaii Bankers Association. He is a member of the Financial Services Roundtable, the Hawaii Business Roundtable, the State of Hawaii Tax Review Commission, and the Hawaii Asia Pacific Association. Mr. Ho holds a bachelor of science degree in business administration and an MBA from the University of Southern California. In 2008 he successfully completed Harvard Business School's Advanced Management Program. Mr. Ho's long career at Bank of Hawaii, his management responsibilities for all aspects of the Company's banking operations and his deep knowledge of our markets, community and culture all qualify him for service on our Board.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Robert Huret; 67; 2000

Managing Member of FTV Management Company, L.P., (a private equity management company) since 1998 and FTV Capital, a multi-stage private equity firm whose limited partners include many of the world's foremost financial institutions. Mr. Huret is also Chairman of Huret Rothenberg & Co. a private investment firm, and is a director of Caplin Systems, Ltd, Cloudmark, Inc, and Financial Engines Inc. Previously he was a senior consultant to Montgomery Securities. He has served as Senior Vice President, Finance and Trust Executive Officer at the Bank of California. Mr. Huret was also Vice President of Planning and Mergers and Acquisitions at First Chicago Corporation. He has 43 years of commercial banking, investment banking and private equity investment experience. He has participated in over 100 bank and bank-related mergers, public offerings and joint ventures, with an emphasis on technology companies focused in the financial services industry. Mr. Huret has been a director of Bank of Hawaii, the Company's major subsidiary, since 2000. He has served as Trustee of Cornell University and San Francisco University High School. He received his bachelor of science in Industrial and Labor Relations from Cornell University and his MBA with distinction from Harvard University. Mr. Huret's knowledge of the commercial and investment banking business, his experience in finance and investment activities and his participation in strategic transactions across the financial services spectrum give him a broad and deep perspective on all facets of our business. These qualifications led the Board to appoint him to its Audit & Risk Committee, to designate him as a financial expert, and to appoint him Vice Chairman of the Committee. Along with all of the other independent directors, Mr. Huret also serves on the Board's Nominating and Governance Committee.

Financial Engines, Inc
Kent T. Lucien; 58; 2006

Vice Chairman and Chief Financial Officer of the Company since April 2008; Trustee, C. Brewer & Co. Ltd., (a Hawaii corporation engaged in agriculture, real estate and power production) from April 2006 to December 2007; and Chief Executive Officer Operations, C. Brewer & Co., Ltd. from May 2001 to April 2006. He also held the positions of Controller and CFO and various other executive positions at C. Brewer & Co., Ltd. Prior to C. Brewer & Co., Ltd., Mr. Lucien worked for Price Waterhouse Coopers. He is a Certified Public Accountant. Mr. Lucien serves on the board of Wailuku Water Company LLC and Maui Land & Pineapple Co., Inc. He has been a director of Bank of Hawaii, the Company's major subsidiary, since 2006. Mr. Lucien received his bachelors from Occidental College and his MBA from Stanford University. Mr. Lucien's senior executive experience in significant Hawaiian businesses and his background in finance and accounting led the Board to nominate him as a director in 2006 and, prior to becoming the Company's Chief Financial Officer, to serve on the Audit & Risk Committee as its chair and to be designated as a financial expert. These qualifications, coupled with the deep knowledge of the Company's finances gained in his current role continue to qualify him for Board service.

Maui Land & Pineapple Co., Inc.

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Martin A. Stein; 71; 1999

Partner, RSA Ventures (a consulting and venture capital company) since 1999; Chief Executive Officer and President, Sonoma Mountain Ventures,  LLC (strategic and technology consulting and venture capital) 1998 to 2004. RSA Ventures specializes in telecommunications and internet financial companies across the United States and international companies including Canada and Israel. For eight years, Mr. Stein served as Vice Chairman of BankAmerica Corporation responsible for all technology and operations worldwide. He chaired various marketing, product strategy and budget committees for Bank of America and its parent company. He also served as EVP and Chief Information Officer responsible for all technology and operations at PaineWebber Corporation. As EVP of Fleet Financial Group, he was responsible for strategic planning, product development, marketing, MIS, operations and payments. Mr. Stein has been a director of Bank of Hawaii, the Company's major subsidiary, since 1999. Mr. Stein brings extensive experience in merger and consolidation activities, organizational efficiencies and staff management and development. He received a bachelor of arts degree (cum laude) and an honorary doctorate degree in business science from St. Johns University. Mr. Stein's knowledge of the global commercial banking business and his focus on the technology that continues to be of great significance to the industry, as well as his experience in strategic transactions and operational challenges, allow him to provide the Board with valuable insight across a range of matters. These qualifications led the Board to appoint him to its Audit & Risk Committee. Along with all of the other independent directors, Mr. Stein also serves on the Board's Nominating and Governance Committee.

—
Donald M. Takaki; 70; 1997

Chairman and CEO, HawkTree International, Inc. (a diversified holding company engaged in transportation, leasing, business records management, and real estate) since 1999. As Chairman and CEO of Island Movers, Inc., Mr. Takaki has grown his family-owned and operated transportation services company into Hawaii's largest transportation service company ranked among the top 250 companies in the State of Hawaii. He is the former Chairman of the Hawaii Convention Authority and former board member of Hawaiian Airlines. Mr. Takaki has been a director of Bank of Hawaii, the Company's major subsidiary, since 1990. He is committed to his community, having served on the boards of many business and civic organizations, including the Hawaii Visitors and Convention Bureau (Chairman 2004-2006), Hawaii Hotel & Lodging Association, Hawaii Korean Chamber of Commerce, Japanese Cultural Center of Hawaii, and Iolani School. He serves as President and General Manager, Pacific Region Baseball, Inc., a non-profit organization that brings student athletes to and from Hawaii and Asia to promote cross cultural learning. In 2007, Mr. Takaki was recognized as the Distinguished Public School Graduate by the Public Schools of Hawaii Foundation. Mr. Takaki's deep involvement in the community and knowledge of business affairs throughout the Hawaiian Islands, as well as the experience gained through 15 years of service on our Board, make him well-qualified for service as a director.

—

Name, Age, and Year First Elected as Director	Principal Occupation(s) and Qualifications	Other Public Directorships Held in the Last 5 Years
Barbara J. Tanabe; 63; 2004

Owner and Partner, Ho'akea Communications, LLC (a public affairs company) since 2003. Ms. Tanabe has expertise in communications and issues management with 25 years of experience in public affairs, crisis management, and broadcast journalism in the United States and Asia. She served as President and CEO of Hill & Knowlton/Communications Pacific and her own consulting firm, Pacific Century, where she counseled executives and government officials in the areas of cross-cultural communications, crisis and issues management, and news media management. Ms. Tanabe was one of the first Asian-American women journalists in the nation, and pioneered news coverage of issues dealing with ethnic minorities, diversity, and civil rights. She co-founded a public policy research firm, Hawaii Institute of Public Affairs, which produced studies resulting in legislation to promote economic development in Hawaii. Ms. Tanabe has been a director of Bank of Hawaii, the Company's major subsidiary, since 1994. She serves on the boards of the Japan-America Society of Hawaii (Chair), Pacific Forum (The Asia arm of the Center for Strategic and International Studies), and numerous task forces including special assignments with the chief justice of the Hawaii State Supreme Court. She received her bachelor of arts degree in communications from the University of Washington and an MBA from the University of Hawaii. Ms. Tanabe's expertise in and sensitivity to public policy matters, the media and cultural and ethnic diversity in our core market bring insights that inform a wide range of Board deliberations and qualify her for service on the Board. Her management and business ownership background align her views on the Compensation Committee, which she serves, with those of shareholders. Along with all of the other independent directors, Ms. Tanabe also serves on the Board's Nominating and Governance Committee.

—
Robert W. Wo; 59; 2002

Owner and Director, C.S. Wo & Sons, Ltd. (a furniture retailer) since 1984. Under Mr. Wo's leadership, this third generation family owned and operated business has grown to become Hawaii's largest furniture retailer, ranking it among the Top 250 companies in the State of Hawaii and among the Top 100 furniture retailers in the nation. He is a member of the Hawaii Business Roundtable whose mission is to promote the overall economic vitality and social health of Hawaii. Mr. Wo has been a director of Bank of Hawaii, the Company's major subsidiary, since 1991. He has always been active in the community, having served on the boards of Aloha United Way, Junior Achievement of Hawaii, and the Retail Merchants of Hawaii. Currently, Mr. Wo serves on several business and non-profit boards, including Grace Pacific Corporation, Hawaii Medical Service Association, Assets School, and Bobby Benson Center. He received his bachelors in Economics from Stanford University and earned his MBA from Harvard Business School. Mr. Wo's deep involvement in the community and knowledge of business affairs throughout the Hawaiian Islands bring a customer perspective to his participation in Board affairs and, as major employer in the state, qualify him for service on the Compensation Committee in addition to his role as a director. Along with all of the other independent directors, Mr. Wo also serves on the Board's Nominating and Governance Committee.

—

BENEFICIAL OWNERSHIP

        At the close of business on February 14, 2012, Bank of Hawaii had 45,904,973 shares of its common stock outstanding. As of February 14, 2012, this table shows the amount of Bank of Hawaii common stock owned by (i) its directors and nominees, (ii) the executive officers named in the Summary Compensation Table (the "named executive officers"), (iii) all executive officers and directors as a group, and (iv) entities that are known by us to own beneficially more than five percent of Bank of Hawaii's common stock. Unless otherwise indicated and subject to applicable community property and similar statutes, all persons listed below have sole voting and investment power over all shares of common stock beneficially owned. Share ownership has been computed in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Number of Shares Beneficially Owned		Right to Acquire Within 60 Days	Total	Percent of Outstanding Shares as of February 14, 2012
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	5,461,393		0	5,461,393	11.76%
S. Haunani Apoliona	10,772	(2)	13,248	24,020	*
Mary G. F. Bitterman	29,640	(2)(3)	13,248	42,888	*
Mark A. Burak	2,890	(2)	0	2,890	*
Michael J. Chun	16,254	(2)(3)	13,248	29,502	*
Clinton R. Churchill	25,580	(2)(3)(5)	13,248	38,828	*
David A. Heenan	41,973	(2)(4)	13,248	55,221	*
Robert Huret	25,797	(2)	13,248	39,045	*
Martin A. Stein	10,724	(2)	13,248	23,972	*
Donald M. Takaki	33,292	(2)	13,248	46,540	*
Barbara J. Tanabe	18,087	(2)	13,248	31,335	*
Robert W. Wo	32,405	(2)(3)	13,248	45,653	*
Peter S. Ho	101,281		57,835	159,116	*
Kent T. Lucien	47,970	(3)(6)	2,191	50,161	*
Mark A. Rossi	36,930	(7)	0	36,930	*
Mary E. Sellers	52,538		34,990	87,528	*
Peter M. Biggs	24,667		0	24,667	*
Directors, nominees and executive officers as a group (19 persons)	571,098		289,087	860,185	1.9%

*
Each of the directors and named executive officers beneficially owns less than 1 percent of the outstanding common stock.

Notes to Table on Amount and Nature of Beneficial Ownership

All stock is subject to sole voting and investment power unless otherwise specified.

(1)
According to its Schedule 13G filed with the SEC on January 10, 2012, BlackRock, Inc. is a parent holding company or control person and its subsidiaries, BlackRock Japan Co. Ltd, BlackRock Asset Management Deutschland AG, BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock

  Investment Management, LLC, BlackRock (Luxembourg) S.A., and BlackRock International Ltd, (collectively referred to as "BlackRock") may be deemed to have beneficial ownership as of December 31, 2011 of 5,461,393 shares of Bank of Hawaii common stock owned by its clients, none known to have more than five percent except subsidiary BlackRock Fund Advisors and iShares DJ Select Dividend Index Fund, an investment company registered under the Investment Company Act of 1940. According to the same filing, BlackRock has sole power to vote or to direct the vote over 5,461,393 of those shares, and sole power to dispose or to direct the disposition of 5,461,393 shares.

(2)
Includes restricted shares owned by directors under the Director Stock Program: Ms. Apoliona, 5,750 shares; Ms. Bitterman, 1,090 shares; Mr. Burak, 1,090 shares; Mr. Chun, 10,890 shares; Mr. Churchill, 10,890 shares; Mr. Heenan, 15,890 shares; Mr. Huret, 1,090 shares; Mr. Stein, 1,090 shares; Mr. Takaki, 14,890 shares; Ms. Tanabe, 1,090 shares; and Mr. Wo, 10,590 shares. Includes shares owned by directors under the Directors Deferred Compensation Plan: Messrs. Churchill, 4,700 shares; Heenan, 20,035 shares; Huret, 15,435 shares; Takaki, 12,930 shares; and Wo, 8,040 shares; and Ms. Tanabe, 7,224 shares.

(3)
Includes shares held individually by family members as to which the specified officer or director may be deemed to have shared voting or investment power as follows: Ms. Bitterman, 5,953 shares, Mr. Chun, 4,326 shares, Mr. Churchill, 8,005 shares, Mr. Wo, 3,400 shares, and Mr. Lucien, 5,500 shares.

(4)
Includes 420 shares owned by a family partnership of which Mr. Heenan has shared voting and investment power. Also includes 156 shares owned by David A. Heenan, Inc. of which Mr. Heenan is president.

(5)
Includes 500 shares held in an Individual Retirement Account.

(6)
Includes 1,000 shares held in a Keogh account.

(7)
Includes 1,890 shares held in an Individual Retirement Account.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company and the Board have adopted Corporate Governance Guidelines ("Governance Guidelines"). The Governance Guidelines are posted on the Company's Investor Relations website at www.boh.com. The Governance Guidelines address director qualification and independence standards, responsibilities of the Board, access to management and independent advisors, compensation, orientation and continuing education, Board committees, Chief Executive Officer ("CEO") evaluation, management succession, Code of Business Conduct and Ethics, shareholder communications to the Board and the Board's annual performance evaluation.

        The Company's leadership structure consists of a combined Chairman and CEO and a Lead Independent Director. At this time, the Board believes that it is in the best interests of the Company to have a single individual serve as Chairman and CEO to control and implement the short- and long-term strategies of the Company. The Board believes that this joint position provides them with the ability to perform their oversight role over management with the benefit of a management perspective as to the Company's business strategy and all other aspects of the business. With its Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management's performance, and enables the Board to fulfill its duties effectively and efficiently. The Company's leadership structure ensures the objectivity of the Board's decisions and its role in reviewing the performance of management. Through its leadership and governance processes the Company has successfully established a governance structure that provides both oversight and guidance by the Board to management regarding strategic planning, risk assessment and management, and corporate performance.

        The Company's Lead Independent Director is appointed by the Board and the current Lead Independent Director, Dr. Mary G. F. Bitterman, has served in this position since 1999. The Company's Governance Guidelines clearly define the Lead Independent Director's role and duties which include, but are not limited to: serving as Chairman of the Company's Nominating & Corporate Governance Committee, presiding over regularly scheduled executive sessions of the non-management directors, serving as a liaison between the non-management directors and executive management, and assisting the Board and executive management to ensure compliance with the Governance Guidelines.

        In addition to a Lead Independent Director, ten of the eleven non-management directors are "independent" as defined by the NYSE rules. The non-management directors meet in executive session without management in attendance for regularly scheduled meetings. The non-management directors may also meet in executive session each time the full Board convenes for a meeting. In 2011, the non-management directors met in executive session seven times. The Lead Independent Director also meets regularly on an individual basis with members of the Company's executive management team.

Director Qualifications and Nomination Process

        The Nominating & Corporate Governance Committee is responsible for identifying and assessing all director candidates and recommending nominees to the Board. Potential nominees are evaluated based on their independence, within the meaning of the Governance Guidelines and the rules of the NYSE. Candidates to be nominated as a director, including those submitted by shareholders, are selected based on, among other criteria, their integrity, informed judgment, financial literacy, high performance standards, accomplishments and reputation in the community, experience, skill sets, and ability to commit adequate time to Board and committee matters and to act on behalf of shareholders. The criteria also include a determination of the needs of the Board and of the interplay between each individual's personal qualities and characteristics and those of the other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders. In addition, Board members are expected to participate in continuing education and training opportunities to stay current on corporate governance, industry trends and issues and to understand the Company's business.

        The objective of the Nominating & Corporate Governance Committee is to present a combination of candidates that will result in a Board with a wide range of skills, expertise, industry knowledge, viewpoints, and backgrounds, with business and community contacts relevant to the Company's business. To accomplish this, the Nominating & Corporate Governance Committee seeks candidates from different age groups, ethnicities, genders, industries, and experiences, in addition to the criteria described above. The result is a diverse and experienced Board, ranging in age from 46 to 71, with a variety of ethnicities and members of both genders. The Board includes directors with experience in public corporations, non-profits, and entrepreneurial individuals who have successfully run their own private enterprise. The Board also has the broad set of skills necessary for providing oversight to a financial institution, which includes proven leadership, and expertise in finance, accounting, information technology, lending, investment management, and communications. With the exception of Mr. Burak, who was first elected in 2009, all of the non-management directors have been on the Company's Board for at least five years.

        A shareholder may submit a candidate for consideration by the Board to be included in the Board's slate of director nominees. Candidates proposed by shareholders will be evaluated by the Nominating & Corporate Governance Committee under the same criteria that are applied to other candidates. The criteria are set forth above and in the Company's By-Laws and Governance Guidelines.

Candidates to be considered for nomination by the Nominating & Corporate Governance Committee at the 2013 Annual Meeting of Shareholders must be presented in writing to the Corporate Secretary on or before November 16, 2012 at 130 Merchant Street, Honolulu, Hawaii 96813.

Communication with Directors

        Shareholders and any interested parties may communicate with the Board, Non-Management Directors or Lead Independent Director by sending correspondence c/o the Company's Corporate Secretary, 130 Merchant Street, Honolulu, Hawaii 96813. All appropriate communications received will be forwarded to the Board, Non-Management Directors or Lead Independent Director as addressed.

Code of Business Conduct and Ethics

        The Company has earned its reputation as a respected leader in the communities it serves and in the financial services industry by conducting business in an ethical, responsible and professional manner. The Company is proud of the high standards of quality and service that have been its hallmark through the years. These qualities represent fundamental business practices and apply to all directors, officers and employees.

        The Company and Board have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (the "Code") that is posted on the Investor Relations page of the Company's website www.boh.com. The Code addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including securities trading); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of the Company may be made only by the Audit & Risk Committee of the Board of Directors and must be promptly disclosed as required by SEC and NYSE rules. The Company will disclose any such waivers, as well as any amendments to the Code, on the Company's website at www.boh.com.

Director Independence

        The Board is comprised of a majority of independent directors as defined by the NYSE listing standards. In affirmatively determining that a director is independent of the Company's management and has no material relationship with the Company, either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, the Board applies the following categorical standards, in addition to such other factors as the Board deems appropriate:

  a)
  In no event shall a director be considered independent if the director is an employee, or a member of the director's immediate family is an executive officer of the Company until three years after the end of such employment relationship. Employment as an interim Chairman, CEO, CFO or other executive officer shall not disqualify a director from being considered independent following that employment.

  b)
  In no event shall a director be considered independent if the director receives, or a member of the director's immediate family receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and is not independent until three years after ceasing to receive such compensation.

  c)
  In no event shall a director be considered independent if the director is a current partner or employee of the Company's internal or external auditor, or whose immediate family member is a current partner or employee of such a firm and personally works on the Company's audit;

    or was a partner or employee of such a firm and personally worked on the Company's audit within the last three years.

  d)
  In no event shall a director be considered independent if the director is employed, or a member of the director's immediate family is employed, as an executive officer of another company where any of the Company's present executives serves on that company's compensation committee until three years after the end of such service or employment relationship.

  e)
  In no event shall a director be considered independent if the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues for such year, until three years after falling below such threshold.

  f)
  A director will not fail to be deemed independent solely as a result of the director's and the director's immediate family members', or a director's affiliated entity's, banking relationship with the Company if such relationship does not violate paragraphs (a) through (e) above and is made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with the Company and, with respect to extensions of credit, is made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System, and do not involve more than the normal risk of collectability or present other unfavorable features.

  g)
  Audit & Risk Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company and shall otherwise meet the independence criteria of Section 10A-3 of the Securities Exchange Act of 1934, as amended. Audit & Risk Committee members may receive directors' fees and other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive (including any additional such fees or consideration paid to directors with respect to service on committees of the Board).

  h)
  If a particular commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship or transaction that is not addressed by the above standards exists between a director and the Company, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship or transaction is in the Board's judgment material, and therefore whether the affected director is independent.

        For purposes of these independence standards, an "immediate family member" includes the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director's home.

        The following ten directors and nominees have been determined by the Board to be independent: Messrs. Burak, Chun, Churchill, Heenan, Huret, Stein and Wo, and Mmes. Apoliona, Bitterman and Tanabe, and accordingly, the Board has a majority of independent directors as defined by the listing standards of the NYSE and the Governance Guidelines. There were no relationships that were considered in determining the independence of the independent directors. All of the committees are composed entirely of independent directors who also meet applicable committee independence standards. Mr. Ho is the CEO and President of the Company and therefore not independent, Mr. Lucien is the CFO of the Company and therefore not independent, and Mr. Takaki has been determined not to be an independent director due to his and his family's ownership interest in HawkTree International, Inc. ("HawkTree"), a diversified holding company engaged in transportation, leasing, business records management, and real estate. HawkTree and its subsidiaries provide courier, armored car, ATM servicing, moving, and relocation services for the Company. More specific information is available on page 46 in the section regarding Certain Relationships and Related Transactions.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee during fiscal year 2011 served as an officer, former officer, or employee of the Company or had a relationship that was required to be disclosed under "Certain Relationships and Related Transactions." Further, during 2011, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

  •
  A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Oversight of Risk

        Bank of Hawaii governance, including policies, standards and procedures, has been developed with the goal of ensuring that business decisions and the execution of business processes are in compliance with legal and regulatory requirements and support the Company's governing objective of maximizing shareholder value over time.

        Authority for accepting risk exposures on behalf of the Company originates from the Board of Directors and in turn is delegated through the Managing Committee and its subcommittees, including the Risk Council. The Risk Council, chaired by the Chief Risk Officer, provides the Managing Committee with a forum for the review and communication of both specific and company-wide risk issues, and serves to enhance collaboration among all areas of the Company that create and manage risk, while reinforcing executive management's responsibility for ensuring risk is managed within established tolerances.

        Risk management at the Company is the process for identifying, measuring, controlling and monitoring risk across the enterprise given its business as a financial institution and financial intermediary. Risk management crosses all functions and employees and is embedded in all aspects of planning and performance measurement. The Company's systems, information and timely reporting are designed to enable the organization to quickly adapt to early warning signs.

        The Board of Directors is responsible for oversight of the Company's enterprise risk framework. The Board has delegated to the Audit & Risk Committee primary responsibility for overseeing financial, credit, investment and operational risk exposures including regulatory and legal risk; to the Fiduciary and Investment Management Committee primary responsibility for oversight of fiduciary and investment risk of client accounts; and to the Compensation Committee primary responsibility for oversight of risk related to management and staff. These committees report to the full Board to ensure the Company's overall risk exposures are understood, including risk interrelationships. The Board also oversees reputational risk.

        Risk reports are provided and discussed at every committee and Board meeting. In addition to detailed reports, the Board reviews an Enterprise Risk Position report that reflects key risk measures and trends across the Company. Key managers responsible for risk management (the Chief Risk Officer, the Treasurer, the Chief Compliance Officer, the General Counsel and the Chief Fiduciary Officer) regularly provide updates at the respective committee and Board meetings. In support of the

Board's risk oversight role and to ensure that potential problems are surfaced, the Audit & Risk Committee directly oversees the Company's Internal Audit and Credit Review functions.

Compensation Policies and Risk

        The Board's risk oversight responsibility includes the implementation of compensation programs that do not encourage or incentivize excessive risk taking. The Compensation Committee is responsible for establishing and reviewing the Company's executive compensation programs, as well as the compensation programs for employees generally, and ensuring that the programs do not encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

        In 2009, with the assistance of an independent outside consultant, the Company completed a review of its compensation policies and incentive plans to confirm its policies and plans are encouraging behavior that is within the Company's risk tolerance, are compatible with effective controls and risk management, and are supported by strong corporate governance. The results of the review revealed no individual employees or groups of employees whose incentive plans encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.. The review also revealed that the controls and risk management at the Company are communicated in a top down manner and are ingrained in the culture of the organization, creating a comprehensive risk management process.

        In 2010, the Company completed a comprehensive review of its incentive compensation plans and established a risk and control monitoring process which is embedded in its quarterly performance review process. In 2011, the Company continued the review and control monitoring process for all of its incentive compensation plans. The results of the review again revealed no individual employees or groups of employees whose incentive compensation plans encourage unnecessary or excessive risk taking or create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD COMMITTEES AND MEETINGS

        The Board met 10 times during 2011. The Board's policy is that directors should make every effort to regularly attend meetings of the Board and committees on which they serve and the Company's annual shareholder meeting. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings held by the committees on which he or she served in 2011. All of the Company's directors attended the 2011 Annual Meeting of Shareholders.

Board Committees

        Until 2010 the Board had four standing committees: the Audit & Risk Committee, the Human Resources & Compensation Committee (the "Compensation Committee"), the Executive & Strategic Planning Committee (the "Executive Committee"), and the Nominating & Corporate Governance Committee (the "Nominating Committee"). In 2011, the Board eliminated the Executive & Strategic Planning Committee since the work specified in that committee's charter is done by the full Board and the need for the committee no longer existed. The committee charters are posted in the Investor Relations section of the Company's website at www.boh.com.

        The Board has affirmatively determined that all of the members of the Audit & Risk, Compensation and Nominating Committees (collectively the "Board Committees") meet the independence standards of the NYSE and the Company's Governance Guidelines. The Board Committees' charters require that each committee perform an annual evaluation of its performance and assess the adequacy of its charter. Each committee has the authority to retain consultants and advisors to assist it in its duties, including the sole authority for the retention, termination and negotiation of the terms and conditions of the engagement.

        Below are the members of each current standing committee.

Audit & Risk	Compensation	Nominating and Governance
Mary G. F. Bitterman	Mary G. F. Bitterman	S. Haunani Apoliona
Mark A. Burak	David A. Heenan*	Mary G. F. Bitterman*
Clinton R. Churchill*	Barbara J. Tanabe	Mark A. Burak
Robert Huret**	Robert W. Wo	Michael J. Chun
Martin A. Stein		Clinton R. Churchill
David A. Heenan
Robert Huret
Martin A. Stein
Barbara J. Tanabe
Robert W. Wo

*
Committee Chairman

**
Committee Vice Chairman

Audit & Risk Committee: 6 Meetings in 2011

        The Audit & Risk Committee operates under and annually reviews a charter that has been adopted by the Board. The Audit & Risk Committee's duties include assisting the Board in its oversight of the following areas of the Company: regulatory and financial accounting, reporting and credit risk management; compliance with legal and regulatory requirements; the independent registered public accounting firm's qualifications and independence; and overseeing the performance of the Company's internal audit function and independent registered public accounting firm. In 2010 the Committee changed its name to the Audit & Risk Committee, and revised its charter to include the oversight of management's activities with respect to capital management and liquidity planning, including dividends and share repurchases, and overall interest rate risk management. The Board has determined that Mark A. Burak and Robert Huret meet the definition of "financial expert" within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has determined that all Committee members meet the NYSE standard of financial literacy and have accounting or related financial management expertise. The Committee has adopted policies and procedures governing the following: pre-approval of audit and non-audit services; the receipt and treatment of complaints regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees of the Company regarding questionable accounting or audit matters; and restrictions on the Company's hiring of certain employees of the independent registered public accounting firm. The Committee is also responsible for reviewing Company transactions involving a director or executive officer. The report of the Audit & Risk Committee is on page 23.

Compensation Committee: 7 Meetings in 2011

        The duties of the Compensation Committee are set forth in its charter, and include responsibility for compensation levels of directors and members of executive management and reviewing the performance of executive management. The Committee reviews and approves goals for incentive compensation plans and stock plans, and evaluates performance against those goals. The Compensation Committee also reviews management development and training programs as well as succession planning for senior and executive management. The Compensation Committee charter allows for the delegation of its duties to its own subcommittee as long as in compliance with all applicable laws, rules and listing standards. The CEO, in consultation with the director of human resources, makes recommendations with respect to non-CEO executive officer compensation.

Nominating & Corporate Governance Committee: 5 Meetings in 2011

        The duties of the Nominating & Corporate Governance Committee are set forth in its charter and include reviewing the qualifications of all Board candidates and recommending qualified candidates for membership on the Board. The Committee reviews the Board's organization, procedures and committees and makes recommendations concerning the size and composition of the Board and its committees. The Committee makes recommendations to the Board regarding standards for determining non-management director independence and reviews the qualifications and independence of the members of the Board and its committees. The Committee reviews and evaluates the Company's compliance with corporate governance requirements and leads and oversees the Board and its committees' annual performance evaluations. Further information regarding the responsibilities performed by the Committee and the Company's corporate governance is provided in the Committee charter and the Governance Guidelines.

DIRECTOR COMPENSATION

Retainer and Meeting Fees

        In 2011, based on analyses completed by Veritas Executive Compensation Consultants, LLC ("Veritas"), the Board's current independent executive compensation consultant and analyses completed in 2009 by the former executive compensation consulting firm, the Board approved a change in the director compensation structure and amount. As the legal and regulatory requirements imposed on directors have increased over the past several years, so has the time commitment required from Board members, as well as the competition for the best candidates.

        In order to align the Company's director pay closer with the median of peer companies, and to increase the efficiency of the director pay process, beginning January 2011, the annual Board retainer was increased and a committee retainer was implemented, eliminating all per meeting fees. The Board retainer was increased to $42,500 annually, with the lead director receiving an additional $15,000.

        The committee retainers in 2011 were:

  •
  Audit & Risk retainer: chairman $19,000, vice chairman $14,000, member $9,000;

  •
  Compensation Committee retainer: chairman $19,250, member $11,250.

        In addition to these standing committees, the Board has other committees, for which directors receive fees that had changes in fee structure and amount in 2011. Ms. Apoliona and Mr. Takaki are members of the Benefit Plans Committee ("BPC"), and Mms. Apoliona and Tanabe and Messrs. Chun, Takaki, and Wo are members of the Fiduciary Investment Management Committee ("FIMC"). The FIMC chairman's (Mr. Wo) retainer was $12,500 and annual member fees for FIMC and BPC were $7,500 and $5,000, respectively, in 2011. The Directors are reimbursed for board related travel expenses, and directors who are non-Hawaii residents receive an additional $5,000 to compensate them for travel time.

Director Stock Plan

        The Company maintains the Bank of Hawaii Corporation Amended and Restated Director Stock Compensation Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to advance the interests of the Company by encouraging and enabling eligible non-employee members of the Board to acquire and retain throughout each member's tenure as director a proprietary interest in the Company by ownership of shares of Bank of Hawaii common stock. The Director Stock Plan allows for the granting of stock options, restricted stock, and restricted stock units. Under the Director Stock Plan, the Board has the flexibility to set the form and terms of awards. In 2011, each of the eleven non-employee Board members was given a stock award of 1,090 shares of restricted common stock

("Restricted Shares") with a vesting date of one year from the date of grant. No options were granted under the Director Stock Plan in 2011.

Directors' Deferred Compensation Plan

        The Company maintains the Directors' Deferred Compensation Plan, under which a non-employee director may elect to defer the payment of either all of the director's annual retainer and meeting fees, or the director's entire annual retainer. At the director's choice, deferred amounts under the Directors' Deferred Compensation Plan may be payable: 1) beginning on the first day of the first month after the participating director ceases to be a director of the Company; or 2) on an anniversary date of the director's choosing after the director ceases to be a director; or 3) a date specified by the director (which may include a date prior to the date a director ceases to be a director). Deferred amounts are paid to the participant in a lump sum or in equal annual installments over such period of years (not exceeding 10 years) as the participant elects at the time of deferral. If a participant dies, all deferred and previously unpaid amounts will be paid in a lump sum to the participant's beneficiary on the second day of the calendar year following the year of death. A participant's deferred amounts are adjusted for appreciation or depreciation in value based on hypothetical investments in one or more mutual funds or in shares of Bank of Hawaii common stock, as may be directed by the participant. The Bank of Hawaii's obligations under the Directors' Deferred Compensation Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Director Stock Ownership Guidelines

        The Board of Directors believes it is important to support an ownership culture for the Company's employees and shareholders. To ensure that linkage to shareholders occurs among the fiduciaries of the Company, in December 2006, the Nominating & Corporate Governance Committee implemented stock ownership guidelines that require each non-management director to own a minimum amount of five times his or her annual cash retainer in the Company's stock. Directors were given five years to achieve guideline levels of ownership. Ten of the current non-management directors have satisfied the ownership guidelines. One has made significant progress in meeting the ownership guidelines in 2011 and is on schedule to satisfy the ownership guidelines within the required five-year period.

Director Compensation

        The following table presents, for the year ended December 31, 2011, information on compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2011.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Total ($)
S. Haunani Apoliona	$60,000	$52,494	0	0	0	$112,494
Mary G. F. Bitterman	$87,750	$52,494	0	0	0	$140,244
Mark A. Burak	$56,500	$52,494	0	0	0	$108,994
Michael J. Chun	$55,000	$52,494	0	0	0	$107,494
Clinton R. Churchill	$66,500	$52,494	0	0	0	$118,994
David A. Heenan	$66,750	$52,494	0	0	0	$119,244
Robert Huret	$66,500	$52,494	0	0	0	$118,994
Martin A. Stein	$61,500	$52,494	0	0	0	$113,994
Donald M. Takaki	$60,000	$52,494	0	0	0	$112,494
Barbara J. Tanabe	$66,250	$52,494	0	0	0	$118,744
Robert W. Wo.	$71,250	$52,494	0	0	0	$123,744

(1)
David A. Heenan, Barbara J. Tanabe, and Robert W. Wo elected to defer all of their respective fees earned in 2011 and Donald M. Takaki elected to defer his board retainer fees only in 2011.

(2)
The amounts in this column reflect the fair market value of the restricted stock on the date of grant. On April 25, 2011, the Company issued a grant of 1,090 shares of restricted common stock to each of the non-management directors, having an aggregate fair value of $52,494 based on the stock fair market value of $48.16 per share on the date of the grant; 100% of the grant will vest on April 18, 2012. As of December 31, 2011, each director had the following number of restricted stock awards accumulated in their accounts (which excludes options exercised and held as common stock in their accounts): S. Haunani Apoliona, 2,890 shares; Mary G. F. Bitterman, 1,090 shares; Mark A. Burak, 1,090 shares; Michael J. Chun, 2,890 shares; Clinton R. Churchill, 2,890 shares; David A. Heenan, 2,890 shares; Robert Huret, 1,090 shares; Martin A. Stein, 1,090 shares; Donald M. Takaki, 2,890 shares; Barbara J. Tanabe, 1,090 shares; and Robert W. Wo, 2,890 shares.

(3)
No option awards were granted in 2011. As of December 31, 2011, each director had outstanding options to purchase the indicated number of shares of the Company common stock: S. Haunani Apoliona, 13,248; Mary G. F. Bitterman, 13,248; Mark A. Burak 0; Michael J. Chun, 13,248; Clinton R. Churchill, 13,248; David A. Heenan, 13,248; Robert Huret, 13,248; Martin A. Stein, 13,248; Donald M. Takaki, 13,248; Barbara J. Tanabe, 13,248; and Robert W. Wo, 13,248.

AUDIT & RISK COMMITTEE REPORT

        As members of the Audit & Risk Committee, we review the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent registered public accounting firm. Management represented to us that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

        The independent registered public accounting firm reports to us. We have sole authority to appoint and to terminate the engagement of the independent registered public accounting firm. As a matter of best practice, we submit the selection of the independent registered public accounting firm to shareholders for ratification.

        We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended and as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, we determined, among other things, that the audit and non-audit services provided by Ernst & Young LLP were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit & Risk Committee has adopted policies to avoid compromising the independence of the independent registered public accounting firm, such as prior committee approval of audit, non-audit, tax and other services, and required audit partner rotation.

        We discussed with the company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. We meet with the internal auditors and independent registered public accounting firm, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. We also periodically meet in executive session.

        In reliance on the reviews and discussions referred to above, as members of the Audit & Risk Committee, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. We have also appointed the Company's independent registered public accounting firm, subject to shareholder ratification, for 2012.

As submitted by the members of the Audit & Risk Committee,

  Clinton R. Churchill, Chairman
  Mary G. F. Bitterman
  Mark A. Burak
  Robert Huret
  Martin A. Stein

COMPENSATION COMMITTEE REPORT

        The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations, NYSE listing requirements and the Governance Guidelines, sets and administers policies that govern the Company's executive compensation programs, and various incentive and stock programs. As members of the Compensation Committee, we have reviewed and discussed the Compensation Disclosure and Analysis to be included in the Company's 2011 Proxy Statement with management and, based on these discussions, recommended to the Company's Board (and the Board subsequently approved the recommendation) that the Compensation Disclosure and Analysis be included in such Proxy Statement.

As submitted by the members of the Compensation Committee,

  David A. Heenan, Chairman
  Mary G. F. Bitterman
  Barbara J. Tanabe
  Robert W. Wo

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The primary focus of the Bank of Hawaii executive compensation program is to encourage and reward performance that supports the Company's business strategies and promotes sustainable growth in shareholder value. As part of this focus, compensation risks are assessed and managed appropriately in the context of the Company's business strategies. The Company believes that its goals are best supported by rewarding the Company's named executive officers for outstanding contributions to the Company's success, compensating those officers competitively with similarly situated executive officers, and providing the Company's named executive officers with equity in the Company to encourage and motivate such officers to focus on the long-term growth and success of the Company.

        The Company's financial performance showed improvement in 2011. Although net income was down largely due to a nonrecurring expense related to the settlement of a class action suit filed against the bank and one-time gains in 2010, loans increased across most categories and deposit growth remained strong hitting $10.6 billion. Credit quality also remained strong. The Company continued its focus on disciplined capital and risk management and the balance sheet remains solid with high levels of liquidity, capital and reserves.

        For 2011, cash compensation to the CEO and the other named executive officers consisted of base salary and performance-based variable compensation. Mr. Ho and the named executive officers voluntarily agreed to five to ten percent reductions in base salary. The reduced base salaries were offset by restricted share grants of equivalent value, which vest over two to five years. The base salary of the Chief Retail Officer, based on the recommendation of the CEO, was increased by $50,000 based on his promotion to Vice Chairman and additional responsibilities. Long-term and equity-based incentive compensation, used to encourage the named executive officers to focus on the long-term profitable growth of the Company and aligning their interests with those of the shareholders, included cash for equity, restricted stock awards and stock options. The incentive awards made to the CEO and other named executive officers were established taking into account the better than expected financial performance.

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's Annual Meeting of Shareholders held on April 22, 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Company believes this affirms shareholders' support of the Company's approach to executive compensation, and did not change its approach in 2011. The Company will continue to consider the outcome of the say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy

        Compensation of our named executive officers, including the Chief Executive Officer (the "CEO"), is the responsibility of the Compensation Committee of the Board (the "Committee"). The Committee believes that executive compensation should align with shareholders' interests, pay for performance, maintain a balance between risk and reward, reinforce support for the Company's vision, and be consistent with market compensation trends after taking into account the unique circumstances facing the Company in light of geographic, demographic and economic conditions in the markets served by the Company.

        The Committee also believes that compensation should recognize short and long-term performance and may include both cash and equity components. The composition of components may vary from year to year based on individual, market and other factors. There are no specific formulas to determine the mix of pay elements, or the allocation between cash and non-cash compensation or among non-cash forms of pay.

        As described below, neither total compensation nor any element of cash and non-cash compensation is formally benchmarked against a peer group of companies. In making compensation decisions, the Committee considers individual performance, experience in the position, breadth of duties, and pay parity among positions of comparable responsibility. While the Committee may also review market data, it does not target pay at any specific competitive market percentile.

Compensation Process

        The Committee, consistent with its Charter, determines compensation for the named executive officers. The Committee, along with the Board, management, and its compensation consultant, undertake a process of linking compensation, corporate strategy and performance in setting and implementing executive compensation. The Committee determines the corporate goals and objectives relevant to CEO compensation and evaluates the performance of the CEO in light of those goals and objectives. In determining the CEO's long-term compensation, the Committee considers among other factors, the Corporation's performance, relative shareholder return, the competitive marketplace, and the awards given to the CEO in past years. With respect to compensation decisions for the other named executive officers, the CEO reviews the performance of each of the other named executive officers, considering similar factors and individual objectives, and provides his recommendations to the Committee. The Committee gives significant weight to the recommendations of the CEO.

        The Committee monitors the Company's financial and non-financial performance throughout the year as well as the Company's risk profile and risk management processes to ensure that the Company's compensation policies do not promote unnecessary and excessive risks that may threaten the value of the Company. Several areas are reviewed by the Committee including, but not limited to, how risk management is built into incentive compensation for the Company's executive management, the specific risk profile for a community bank as it relates to loans and investment securities, the controlled and disciplined approach in the compensation structure of the Company, the implementation of new processes with regard to qualitative versus quantitative measures of management performance, and the refinement of best practices.

        In January, the Committee reviews the Company's annual results and the longer-term performance trend compared to the business plan, and uses this review, together with factors as described on page 29, as the basis for the annual evaluation of the CEO. The CEO does not attend executive sessions of the Committee where his own compensation is being reviewed and determined by the Committee or the Board. The Committee's evaluation is communicated to the CEO by the Lead Independent Director and discussed with the full Board.

        Based on similar factors and individual objectives, including an assessment of effective risk management, the CEO, assisted by the Director of Human Resources (herself not a named executive officer), annually reviews the performance of each of the other named executive officers. The conclusions and recommendations based on those reviews, including any recommendations for salary adjustments, annual awards and equity components, are presented to the Committee.

        The Committee has the discretion to accept, reject or modify the CEO's recommendations, and to determine the amount of equity and other compensation payable to executives based on its assessment of their performance. Rather than relying on formulaic models, the Committee believes that retaining discretion to assess performance of the CEO and other named executive officers gives the Committee members the ability to more accurately reflect individual contributions that cannot be quantified.

The Role of the Compensation Consultant

        The Committee is responsible for retaining its compensation consultant and for determining the terms and conditions, including fees of the engagement. The Committee determines whether the consultant's services are performed objectively and free from the influence of management. The executive compensation consultant reports directly to the Committee and takes instructions solely from the Committee. The Committee Chairman pre-approves all compensation consulting engagements, including the nature, scope and fees of assignments.

        In late 2010, the Committee selected Veritas Executive Compensation Consultants, LLC ("Veritas"), which performs no other services for the Company, as its executive compensation consultant. The Committee continued to use Veritas in 2011 to help ensure that its executive total compensation practices are competitive, appropriately designed, and are aimed at linking executive compensation to the business and strategic objectives of the Company.

        For 2011, Veritas provided the Committee with market data and an analysis of competitive compensation for the named executive officers. The Committee used this data as a "market check" to help assess the competitiveness of the Company's pay practices, but neither total compensation nor any element of compensation paid to the named executive officers is benchmarked against this data. The Committee did not target the elements of its compensation program at any specific level or percentiles within a peer group.

        To complete the analysis, Veritas reviewed named executive officer compensation data from the proxies of banks and other companies similar in size and/or scope to the Company, as well as from published survey sources. Veritas' analysis took into account the competitive quality and appropriateness of the Company's current total compensation arrangements in light of our business objectives, financial performance and market best practices.

        The Company's financial performance and compensation practices were compared to three peer groups: 1) publicly-traded banks that never participated in the Troubled Asset Relief Program ("TARP"); 2) publicly-traded banks that were TARP recipients but completely repaid their debt and have since had positive stock performance; and 3) publicly-traded companies from various industry sectors that were close to the Company in size. These Veritas-recommended peer groups consisted of companies that Bank of Hawaii competes against for products and/or services, recruits human capital from, and is similar to in size and scope. These broad peer groups include direct competitors and organizations with similar business models, and, therefore, provide a relatively meaningful comparison. Veritas reviewed base salary, total cash compensation including annual incentives on both an actual and target basis, and total direct compensation including long-term incentives (both actual and target levels). In its study, Veritas reported:

  •
  Base salary at approximately the 50th percentile relative to the peer groups and the 60th percentile compared to published survey data.

  •
  Actual total cash compensation at approximately the 65th percentile relative to the non-TARP bank peer group, approximately the 75th percentile compared to the recovered TARP bank peer group, slightly above median of the size-based peer group, and approximately the 60th percentile compared to published survey data.

  •
  Target total cash compensation at approximately the 75th percentile relative to the non-TARP and recovered TARP bank peer groups, the 65th percentile compared to the size-based peer group and the 75th percentile relative to published survey data.

  •
  Actual total direct compensation (including the value of the Company's 2010 cash for equity and restricted stock grants) at approximately the 65th percentile compared to the non-TARP bank peer group, approximately the 60th percentile relative to the recovered TARP bank peer group, the 25th percentile relative to the size-based peer group and the 50th percentile relative to published survey data.

  •
  Target total direct compensation at approximately the 75th percentile compared to the non-TARP and recovered TARP bank peer groups, the 30th percentile relative to the size-based peer group, and the 60th percentile compared to published survey data.

        Having considered the analysis by Veritas, the Committee revised the performance evaluations for the CEO and other NEO's by adopting clearly defined metrics, both Company-wide and individual, set at difficult yet attainable levels. In addition, the Committee re-evaluated the Company's equity-based long-term incentive plan and decided to transition from the Cash for Equity Program to a stock and option based program (see further discussion in the "Compensation Elements and Determination of Compensation" section below).

Compensation Elements and Determination of Compensation

        Compensation elements for 2011 included:

  •
  Base salary

  •
  Performance-based variable compensation

  •
  Equity based compensation and Cash for Equity

  •
  Retirement and other benefits

  •
  Perquisites

        The performance measurements that were used to evaluate named executive officers (other than the CEO) and taken into account in setting compensation policies and making compensation decisions are set forth below.

        In 2008, the Committee approved the "Cash for Equity Program." The program was intended to be an efficient way to provide equity based compensation. The goals of the program were to facilitate stock accumulation, simplify compensation and foster long-term employment by encouraging participants to use the cash to purchase the Company's common stock. The amount of the Company's Cash for Equity awards was determined independently of the value of a named executive officer's existing equity holdings and independently of the amount of his or her annual incentive award. The program allowed for flexibility in the timing of awards and avoided the estimation of the value of grants. The Committee awarded the last of the Cash for Equity grants in 2011.

        In early 2011 the Committee approved a 3-year share appreciation program (the "SAP"), a cash-based performance unit program designed to align the long-term interests of shareholders and executives through risk management and the achievement of earnings growth and stock price appreciation. Performance grants were to be awarded annually, with a potential maximum annual grant of 23,333 units for Mr. Ho and 15,000 units each for Messrs. Lucien, Biggs, Rossi, and Ms. Sellers. The number of annual units actually granted would have depended upon the level of achievement of the performance objectives for the performance year.

        Due to stock market volatility, the accounting for the SAP proved to be challenging and would have resulted in deferring more of the expense until the end of the performance period. As a result, the Committee approved a replacement program to the SAP (the "SAP Replacement Program") in late 2011. The SAP Replacement Program replaces the cash based feature of the SAP with a 3-year stock option incentive program. The potential total maximum stock option grants available under the SAP Replacement Program for each participant are divided equally into thirds over the 3-year SAP Replacement Program period and include maximum potential annual grants of 23,333 shares for Mr. Ho, and 15,000 shares each for Messrs. Lucien, Biggs, Rossi, and Ms. Sellers. The stock option grants in 2011 were service-based awards. The stock option grants in 2012 and 2013 are service- and performance-based and the performance objectives have been established by the Committee for 2012.

  Base Salary

        Base salary is based on each individual's responsibilities. The CEO may also consider compensation market survey data provided by Veritas. Base salaries are generally established in connection with recruiting or retaining qualified executive officers. The Committee reviews salary levels as part of the Company's annual performance review process, as well as upon promotion or other changes in job responsibility. Merit-based increases to salaries for executive officers other than the CEO are determined by the Committee based on the CEO's assessment of individual performance and his recommendation.

        In recommending base salaries the CEO considers the needs of the Company and of the executive officer, internal pay parity among positions of comparable responsibility, and individual performance and contribution to the Company. The Committee also looks at market survey data to verify that salaries are competitive and within market ranges.

        Based on the recommendation of the CEO, it was determined that the base salary in 2011 for the Chief Retail Officer would be increased effective February 18, 2011 by $50,000 based on his promotion to Vice Chairman and his additional responsibilities. Base salaries for the other NEO's were voluntarily reduced by 10% for Messrs Ho, Lucien, Rossi and Ms. Sellers, and by 5% for Mr. Biggs, and replaced by an equivalent number of restricted shares.

  Performance-Based Variable Compensation

        The named executive officers participate in the Bank of Hawaii Corporation Executive Incentive Plan (the "Executive Incentive Plan"), which is designed to compensate the named executive officers with annual cash awards for optimizing the profitability and growth of the Company. These incentives reward the participants for achieving their individual goals, as well as the Company's goals and link the personal interests of participants with those of the Company's shareholders. The Executive Incentive Plan also provides participants with an incentive for individual performance and teamwork.

        For awards that are intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) (see "Tax Considerations" below), the Committee establishes, at the beginning of an annual performance period, an incentive pool from which incentive awards are paid to participants. The incentive pool is expressed as a percentage of the Company's net income before taxes for the fiscal year. For performance year 2011, the incentive pool was established as an amount equal to 3% of the Company's net income before taxes for the fiscal year.

        At the beginning of the performance period, each participating executive is allocated a maximum percentage of the incentive pool. For 2011, the Compensation Committee allocated a maximum of 31% to Mr. Ho, 14% to Mr. Lucien and 11% to each of the other named executive officers. The Committee exercises its discretion, however, to reduce an executive's actual incentive payment to a dollar amount based on a target award opportunity. A target award opportunity, expressed as a percentage of base salary, is established for each named executive officer at the beginning of the year. The target award is generally set for performance that meets financial expectations. Each named executive officer's target opportunity takes into account the executive's position, scope of responsibilities, and individual contribution to the Company. For 2011, the target incentive opportunity for Mr. Ho was 100% of his base salary, the target opportunity for Mr. Lucien was 80% of his base salary, the target incentive opportunity for each of Messrs. Biggs and Rossi and Ms. Sellers was 70% of base salary. The potential range of annual incentive opportunities, expressed as a percent of base salary, is as follows:

Mr. Ho	0 - 250%
Mr. Lucien	0 - 200%
Messrs. Biggs and Rossi and Ms. Sellers	0 - 175%

        In evaluating the CEO's performance and determining the amount by which the CEO's incentive pool percentage would be adjusted to arrive at his incentive payment, the Committee employs a scoring system that assigns to the CEO a weighted score based on satisfaction of specified criteria established at the beginning of the year. The score can range from 1.0 (lowest possible score) to 2.5 (highest possible score) for each of the specified criteria (except the risk criteria carries a maximum score of 2). For example, the Committee assigns a score of 2.5 if the Company's shareholder value performance as measured by its Stock Price to Book Ratio vs. Peers is in the top or 4th quartile (the 100th percentile), a score of 2.0 if shareholder value is in the 3rd quartile (the 75th percentile), a score of 1.6 if shareholder value is in the 2nd quartile (the 50th percentile) and a score of 1 if shareholder value is in the 1st quartile (the 25th percentile). The Company's shareholder value performance is measured through comparison with the banking companies identified in the Super Composite Regional Bank Index described below. All criteria are weighted equally.

        For 2011, the Committee considered the criteria below. These measures were selected by the Committee because they represent a balance between financial and qualitative measurements of performance. They are consistent with the strategic direction of the Company and highly correlated to increases in shareholder returns as well as organizational long-term well being.

Score
Financial Performance: Diluted Earnings Per Shares as % of Budget	2.50
Shareholder Value: Stock Price to Book Ratio vs. Peers(1)	2.50
Risk Management	2.00
Community Presence/Reputation	2.50
Leadership Development & Succession Planning	2.50
Score	12.00

(1)
Based on the S&P Super Composite Regional Bank Index less the 10 institutions with assets > $50 billion. The Index includes the following banks in order of Price to Book Ratio ranking: Bank of the Ozarks Inc, Westamerica Bancorporation, First Financial Bankshares Inc, Bank of Hawaii Corp, Signature Bank /New York, Texas Capital Bancshares Inc, City Holding Co, Valley National Bancorp, Commerce Bancshares Inc/Kansas City, Home Bancshares Inc/AR, United Bankshares Inc, Cullen/Frost Bankers Inc,

  Tompkins Financial Corp, NBT Bancorp Inc, Community Bank System Inc, East West Bancorp Inc, SVB Financial Corp, First Financial Bancorp, PacWest Bancorp, UMB Financial Corp, Trustmark Corp, Independent Bank Corp/Rockland, Boston Private Financial Holdings Inc, Prosperity Bancshares Inc, Sterling Bancorp/NY, Simmons First National Corp, Hancock Holding Co, S&T Bancorp Inc, National Penn Bancshares Inc, City National Corp/CA, Old National Bancorp/IN, Wilshire Bancorp Inc, FirstMerit Corp, Glacier Bancorp Inc, Columbia Banking System Inc, Fulton Financial Corp, Webster Financial Corp, Cathay General Bancorp, International Bancshares Corp, TCF Financial Corp, Pinnacle Financial Partners Inc, First Horizon National Corp, Umpqua Holdings Corp, First Midwest Bancorp Inc/IL, PrivateBancorp Inc, BancorpSouth Inc, First Commonwealth Financial Corp, Associated Banc-Corp, Hanmi Financial Corp, Wintrust Financial Corp, United Community Banks Inc/GA, Synovus Financial Corp, Susquehanna Bancshares Inc, First BankCorp/Puerto Rico.

          The specified criteria established for the CEO evaluation are generally not adjusted during the year, except—in the Committee's discretion—in the event of certain unanticipated events affecting the Company. The Committee did not make any such adjustments in 2011.

          The CEO's award under the Executive Incentive Plan is recommended by a pre-determined grid based on the performance evaluation score. The award is established as a percentage of base salary. For 2011 Mr. Ho's incentive award was $950,000.

          The incentive amounts payable to each of the other named executive officers is determined by a similar process in evaluating the established performance criteria, but does not include formal scoring. In addition to the established performance criteria, the award takes into account individual business unit objectives, as well as the individual's performance, scope of responsibilities and market data. The CEO makes an initial recommendation to the Committee as to the final incentive awards for each of the other named executive officers for the Committee's consideration. The Committee has the discretion to accept, reject, or modify the CEO's recommendations. For 2011, the Committee accepted and approved the CEO's incentive recommendations for the other named executive officers as follows: Mr. Lucien, $395,000; Mr. Biggs, $225,000; Mr. Rossi, $395,000; and Ms. Sellers, $360,000. The incentive awards for the named executive officers were above target due to the better than expected financial performance of the Company in 2011 and the leadership provided in Mr. Ho's first full year as CEO.

          In addition to the awards under the Executive Incentive Plan, the Committee may pay discretionary cash awards to executives. In paying discretionary awards, the Committee considers recommendations from the CEO, changes in position, and an assessment of individual performance. These cash awards will not qualify as performance-based compensation under Section 162(m). In 2011 Mr. Biggs received a $12,048 payout of his accrued vacation upon his promotion to vice chairman.

  Long-Term and Equity-Based Compensation and Cash for Equity

        Long-term incentives are intended to encourage decision-making with the long-term interests of the Company in mind, to retain and reward management for the long-term success of the Company and to align the interests of shareholders and executives through the achievement of the Company's strategic business plan. The Company generally uses equity awards, which are an important component of total compensation, to accomplish its long-term incentive objectives. In accordance with the Company's equity compensation plans, the Committee may grant stock options, restricted stock awards or restricted stock units.

        As mentioned previously, in 2008, the Committee approved the Cash for Equity Program, which was intended to augment equity based compensation. The goals of the program were to facilitate stock accumulation, simplify compensation and foster long-term employment by encouraging participants to use the cash to purchase the Company's common stock. The program also assisted executives in meeting the Company's Stock Ownership Guidelines. The amounts paid to the named executive officers under this program are listed in the "Bonus" column in the Summary Compensation Table. Grants issued under this program for named executive officers include long-term retention terms which call for repayment of a pro-rata portion of the grant if the executive leaves prior to the end of the term. The Committee awarded the last of the Cash for Equity grants in 2011.

        In early 2011, the Committee approved the 3-year SAP, a cash-based performance unit program, with awards that were to be granted annually with the amount depending upon the level of achievement of the performance objectives for the performance year. However, due to stock market volatility, the accounting for the SAP proved to be challenging, and the Committee approved the Replacement Program in late 2011. The Replacement Program replaces the cash-based feature of the SAP with a 3-year stock option incentive program. The potential total maximum stock option grants available under the Replacement Program for each participant are divided equally into thirds over the 3-year Replacement Program period and include maximum potential annual grants of 23,333 shares for Mr. Ho, and 15,000 shares each for Messrs. Lucien, Biggs and Rossi, and Ms. Sellers. The stock option grants in 2011 were service-based awards. The stock option grants in 2012 and 2013 are service- and performance-based and the performance objectives for 2012 were established by the Committee at the beginning of 2012. Performance objectives for 2013 will be established by the Committee in early 2013. The amount of the long-term incentive grant awards under the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (the "2004 Stock and Incentive Compensation Plan") is subjectively determined, taking into account position and job responsibilities, individual performance, Company performance, future potential contributions to the Company, internal pay parity, and market survey data. In addition, the Committee may review additional factors to determine the size, frequency and type of long-term incentive grants. These factors may include the tax consequences of the grants to the individual and the Company, accounting impact, potential dilutive effects, potential future stock values and the number of shares remaining available for issuance under the Company's equity incentive plan.

        The terms and conditions of awards under the 2004 Stock and Incentive Compensation Plan, including the amount, measurement, vesting and payment of such awards, may be conditioned upon certain performance measures and are determined at the discretion of the Committee. In the case of awards that are intended to comprise qualified performance-based compensation to covered employees under Section 162(m) of the Internal Revenue Code, the performance measures are limited to one or more of the following performance measures, separately or in combination: (a) earnings per share (actual or targeted growth); (b) net income (including, but not limited to, after capital costs or before or after taxes) or other income measures; (c) return profitability measures (including, but not limited to, return on average assets, risk-adjusted return on capital, or return on average equity); (d) efficiency ratio (including, but not limited to, operating efficiency) or other efficiency measures; (e) full-time equivalency control; (f) stock price (including, but not limited to, growth measures or total shareholder return); (g) revenues or expenses (including, but not limited to, growth or reduction targets); (h) noninterest income compared to net interest income ratio; (i) margins; (j) asset quality (including, but not limited to, level of non-performing assets or loans); (k) capital adequacy; (l) liquidity; (m) reserves (including, but not limited to, coverage ratios, allowance for loan losses, and reserves for unfunded commitments); (n) regulatory compliance, regulatory ratings or examination results; and (o) satisfaction levels (including, but not limited to, customer or employee satisfaction). The performance measures may apply to the Company as a whole or any subsidiary, affiliate, or business unit of the Company.

        Restricted stock or restricted stock unit awards generally vest based on achievement of one or more performance goals, length of service or both. The discussion under "Grants of Plan-Based Awards" and the footnotes to the "Outstanding Equity Awards at Fiscal Year-End" table disclose the performance criteria that have been used for recent equity awards made to the named executive officers. These criteria include achievement of top quartile total shareholder return based on the Mid-Cap Bank Performance Index, Total Shareholder Return, Earnings Per Share growth, efficiency ratio, NIACC (as more fully defined in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012), risk adjusted return on capital (RAROC), return on equity (ROE), direct expense, operating income growth, operating leverage, and credit loss management.

        Additional information regarding stock option and equity awards issued, and the criteria for performance-based vesting, is provided in "Grants of Plan-Based Awards" and in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

        In 2010, the Committee updated its stock ownership guidelines applicable to the executive officers to include the value of restricted stock. The objective of stock ownership guidelines is to align shareholder and management interests. Under the guidelines, the CEO should own Company stock having a market value equal to at least five times base salary, vice chairmen should own at least two times base salary, and senior executive vice presidents should own at least 1.5 times base salary. Stock ownership includes the value of vested stock options, restricted stock, stock units from qualified plans, and other stock held by the executive. The guidelines provide that the CEO comply with the stock ownership levels within five years of the date that they are hired or promoted to such position within the Company; for all other named executive officers the attainment period is three years. As of December 31, 2011, all of the named executive officers satisfied the stock ownership guidelines.

  Health, Retirement, Perquisites and Other Compensation

        Executive officers are eligible to participate in health and insurance plans, retirement plans, and other benefits generally available to full-time employees. This is consistent with our belief in offering employees basic health and retirement benefits that are competitive in our markets. The retirement programs assist our employees in planning for their retirement income needs. Benefits under our qualified health and retirement plans are not directly tied to specific Company performance. The Committee regularly reviews the value of benefits. Our employees who meet service requirements are eligible to participate in the Company sponsored Retirement Savings Plan, a tax-qualified defined contribution pension plan.

        We believe that ongoing perquisites should be limited in scope and value. Our most significant perquisites relate to moving and relocation expenses.

Nonqualified Deferred Compensation Plans

        The Committee has adopted the Bank of Hawaii Corporation Executive Deferred Compensation Program (the "Deferred Compensation Program"), a program that offers senior management the ability to defer up to 80% of base salary and/or 100% of incentive amounts under the Executive Incentive Plan in order to allow executives to defer, along with the receipt of such incentive amounts, the income tax liability on such amounts (including any appreciation in value as a result of the deemed investment of such amounts) until payment. This program allows participants to manage their cash flow and estate planning needs.

        The Company also maintains the Bank of Hawaii Retirement Savings Excess Benefit Plan (the "Excess Benefit Plan"), a non-qualified supplemental retirement benefits plan that compensates participants for benefits that would otherwise be payable under the Company's Retirement Savings Plan but for certain Internal Revenue Code limitations. The Committee believes that this plan is important to ensure equitability in retirement funding amounts between those that fall below and above the IRC limitations.

        See the discussion under "Nonqualified Deferred Compensation" for additional information regarding the Deferred Compensation Program and the Excess Benefit Plan. Benefits under the

Executive Deferred Compensation Program and the Retirement Savings Excess Benefit Plan are not directly tied to specific Company performance. The value of these programs is viewed independently by the Committee from the other pay elements. Gains from longer-term incentives are not included in the determination of nonqualified deferred compensation benefits.

Employment Agreements

        The Company does not have employment agreements with its executives. However, the Committee has from time to time entered into retention agreements with certain of its executives as an incentive to the executive to stay with the Company for a specified period of time. In 2010, with the transition in the Company's leadership, a Retention Agreement for Mr. Lucien was implemented. The terms of the Retention Agreement include: (i) an annual base salary and benefits through January 31, 2013; (ii) participation in the Executive Incentive Plan for calendar years 2010, 2011, and 2012; (iii) participation in the 2010 Cash for Equity Program and the Company's equity program; and (iv) participation in employee benefit plans to the extent he is eligible to do so by their terms. If Mr. Lucien performs his duties to the Company's satisfaction through January 31, 2013, he will receive a Retention Payment of $425,000. If he voluntarily terminates his employment, he will receive only salary and vested benefits through the effective date of that termination. If Mr. Lucien is terminated for "cause", he will forfeit all monetary consideration under the Retention Agreement not paid to him as of the termination date. In early 2012, the Retention Agreement was amended to extend the separation date to January 31, 2014 and conform other terms to the extended date.

Change In Control

        The Committee believes that an essential component to protecting and enhancing the best interests of the Company and its shareholders is to provide for the protection of its executive team in the event of a change in control of the Company. Change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the Company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he is likely to be unemployed.

        The Change in Control Retention Plan (the "Retention Plan"), provides benefits only in the event that a participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control. The Committee believes that this encourages executives to remain with the Company upon a change in control. The key provisions of the Retention Plan for Vice Chairmen and above are:

  •
  Severance Benefit—a "two times base salary and bonus" payment which is payable in the month following termination of employment.

  •
  Payment for Noncompetition—an additional "one times base salary and bonus" payment that is payable only if the executive complies with the 12-month non-competition restrictions specified under the Retention Plan.

  •
  In addition to non-competition restrictions, the Retention Plan imposes non-disclosure, non-solicitation and non-disparagement restrictions on participants.

        In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and to eliminate any tax gross up payments to executives in connection with any payment or benefit under the Plan. The terms of the Company's 2004 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock and restricted stock units upon the occurrence of a change in control of the Company. We believe that it is generally appropriate to fully vest equity and incentive based awards to employees in a change in control transaction because such a transaction may often cut short or reduce the employee's ability to realize value with respect to such awards. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change in control of the Company, be prorated as though the applicable performance period ended on the change in control date and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

        Each of the named executive officers participates in the Retention Plan. See the discussion under Change in Control, Termination and Other Arrangements on page 43 for additional information.

Tax Considerations

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit. To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax deductible manner, but it is its intent to do so to the fullest extent possible and consistent with overall corporate goals. Some compensation payable to our executive officers may exceed the Section 162(m) deduction limit. In 2011 no compensation exceeded the deductibility limit.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Peter S. Ho	2011	680,768	—	75,039	244,369	950,000	1,174	103,859	2,055,209
Chairman of the Board, Chief	2010	673,078	—	1,282,450	—	750,000	586	85,474	2,791,588
Executive Officer & President	2009	625,000	—	—	—	450,000	535	79,685	1,155,220
Kent T. Lucien	2011	385,768	—	42,548	157,097	395,000		64,280	1,044,693
Vice Chairman, Chief Financial	2010	384,270	200,000	910,010	—	325,000		56,009	1,875,289
Officer	2009	340,000	200,000	—	—	216,000	—	18,279	774,279
Mark A. Rossi	2011	354,000	—	39,018	157,097	395,000	—	63,475	1,008,590
Vice Chairman, Chief Administrative	2010	364,616	200,000	776,185	—	325,000	—	60,225	1,726,026
Officer General Counsel &	2009	360,000	200,000	—	—	216,000	—	54,099	830,099
Corporate Secretary
Mary E. Sellers	2011	308,615	—	34,038	157,097	360,000	19,638	44,155	923,543
Vice Chairman, Chief Risk Officer	2010	331,461	200,000	776,185	—	290,000	3,988	40,959	1,642,593
	2009	310,000	200,000	—	—	222,000	3,733	39,666	775,399
Peter M. Biggs	2011	260,730	202,048	11,507	157,097	225,000	—	34,942	891,324
Vice Chairman, Chief Retail
Officer

(1)
Messrs. Ho and Lucien receive no fees or compensation for their services on the Board of Directors.

(2)
In 2008, the Company approved the Cash for Equity Program to augment equity based compensation. Awards under this Program are included in the "Bonus" column of this table. In 2011, Mr. Biggs received a Cash for Equity award of $190,000. Additionally, Mr. Biggs received a $12,048 payout of his accrued vacation that appears in this column.

(3)
As required by the SEC's revised proxy rules finalized in December 2009, amounts in this column represent the fair market value of the award on the date of grant for restricted share grants. See the "Grants of Plan Based Awards" table for information on the grants issued to the named executive officers in 2011. Additional information regarding stock option and equity awards is provided in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

(4)
As required by the SEC's revised proxy rules finalized in December 2009, amounts in this column represent the fair market value of the award on the date of grant for stock options. See the "Grants of Plan Based Awards" table for information on the grants issued to the named executive officers in 2011. Additional information regarding stock option and equity awards is provided in the tables "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested."

(5)
All amounts reported under this column relate to awards paid under the Executive Incentive Plan for fiscal years 2011, 2010 and 2009.

(6)
Mr. Ho and Ms. Sellers are the only named executive officers who are participants under the Employees' Retirement Plan of Bank of Hawaii, which was frozen at the end of 1995.

(7)
This column includes retirement plan and profit sharing and insurance premiums. This column also includes perquisites in 2011 for Messrs. Ho, Lucien and Rossi, the value of which was $13,831, $13,399 and $13,670, respectively. The total value of perquisites provided by or paid for by the Company was less than $10,000 for Mr. Biggs and Ms. Sellers during 2011 and the value of any such perquisites is not included in this column for these executive officers.

        The following table provides additional information about the amounts that appear in the "All Other Compensation" amounts in the Summary Compensation Table for 2011, 2010 and 2009, respectively.

		Bank of Hawaii Retirement Savings Plan 401(k) Matching Contribution ($)(1)	Bank of Hawaii Value Sharing Funding ($)(2)	Bank of Hawaii Excess Plan Value Sharing Funding ($)(3)	Bank of Hawaii Retirement Savings Plan Company Fixed Contribution ($)(4)	Bank of Hawaii Excess Plan Company Fixed Contribution ($)(5)	Term Life Insurance ($)(6)	Other Compensation ($)(7)	Total All Other Compensation ($)
Peter S. Ho	2011	9,800	6,206	30,037	7,350	35,573	1,062	13,831	103,859
	2010	9,800	6,101	21,866	7,350	26,342	1,080	12,935	85,474
	2009	9,800	5,402	19,405	7,350	26,400	696	10,632	79,685
Kent T. Lucien	2011	9,800	6,206	11,798	7,350	13,973	1,754	13,399	64,280
	2010	9,800	6,101	6,157	7,350	7,418	1,703	17,480	56,009
	2009	5,212	3,602	1,300	4,900	1,769	1,496	—	18,279
Mark A. Rossi	2011	9,800	6,206	10,994	7,350	13,020	2,435	13,670	63,475
	2010	9,800	6,101	8,357	7,350	10,068	2,475	16,074	60,225
	2009	9,800	5,402	7,828	7,350	10,650	2,384	10,685	54,099
Mary E. Sellers	2011	9,800	6,206	8,957	7,350	10,608	1,234	—	44,155
	2010	9,800	6,101	7,681	7,350	9,254	773	—	40,959
	2009	9,800	5,402	6,946	7,350	9,450	718	—	39,666
Peter M. Biggs	2011	9,800	6,206	3,997	7,350	4,733	2,856	—	34,942

(1)
This column represents the Company match of an individual's salary deferral contributions to the Retirement Savings Plan, a qualified defined contribution pension plan, subject to the Internal Revenue Code prescribed limit (which in 2011 was limited to $245,000 of eligible compensation), and is available to all eligible employees. The Company makes a matching contribution of $1.25 for each dollar of employee contribution up to 2% of eligible compensation, and a $0.50 matching contribution for every dollar of employee contribution above 2% and up to 5% of eligible compensation.

(2)
For 2011, the total profit-sharing funding, or "Value Sharing Funding," equaled 2.53% of eligible compensation. The funding is allocated in the following manner and made available to all eligible employees: 1) a portion of the funding is allocated in cash, 2) to the extent permitted by IRS ($245,000 in 2011) and Plan provisions, a portion is contributed to the Retirement Savings Plan ("Plan"), and 3) if an employee's contribution to the Plan is limited by IRS regulations or Plan provisions, the excess portion is distributed to the Retirement Savings Excess Benefit Plan (column 3). Column 2 represents the sum of the cash portion and the portion contributed to the Plan. For 2011, the cash portion was $1,082 for Messrs. Ho, Lucien, and Rossi, Biggs, and Ms. Sellers. The cash portion is based upon a formula using 80% of the Social Security wage maximum and is available to all eligible employees. The Social Security wage maximum was $106,800 in 2011. The value sharing amount contributed to the Plan was $5,124 in 2011 for Messrs. Ho, Lucien, Rossi, Biggs, and Ms. Sellers.

(3)
If an employee's contribution to the Plan is limited by IRS regulations or Plan provisions, the excess portion is distributed to the Retirement Savings Excess Benefit Plan and is reflected in this column.

(4)
For 2011, the Company Fixed Contribution to the Retirement Savings Plan equaled 3%, of eligible compensation, subject to the same Internal Revenue Code prescribed limits, and is available to all eligible employees.

(5)
For 2011, the Company Fixed Contribution to the Retirement Savings Plan equaled 3%, of eligible compensation. This column represents the Company Fixed Contribution in excess of the Internal Revenue Code prescribed limits that is paid into the Excess Plan, and is available to all eligible employees.

(6)
This column includes the portion of life insurance premiums paid by the Company. The beneficiaries on these insurance policies are named by each executive.

(7)
For 2011, this column includes the value of perquisites for Messrs. Ho, Lucien and Rossi, which include club membership dues, car services, parking, and home security for Mr. Ho.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Program

        The Company's Deferred Compensation Program is a nonqualified deferred compensation plan that allows senior management (including the named executive officers) to defer up to 80% of their base salary earned for a specified year through the Executive Base Salary Deferral Plan (the "Salary Deferral Plan"), and to defer up to 100% of incentive payments under the Executive Incentive Plan. In 2011, no named executive officer deferred amounts under the Executive Deferred Compensation Program.

        A participant is always 100% vested in his or her deferred amounts. Deferred amounts under the Deferred Compensation Program are subject to adjustment for appreciation or depreciation in value based on hypothetical investments in one or more investment funds or vehicles permitted by the Compensation Committee and chosen by the participant. A participant's deferred amounts are generally payable beginning on the earliest to occur of (a) a specified time chosen by the participant, or if none, the date that is six months following a separation from service, (b) the participant's death, (c) the participant's disability or (d) an "unforeseeable emergency" (generally, a severe financial hardship resulting from the illness of the participant or his or her spouse or dependent, or other extraordinary and unforeseeable circumstances arising from events beyond the control of the participant). Distributions in the event of an unforeseeable emergency are subject to restrictions and are limited to an amount that is reasonably necessary to satisfy the emergency need. For distributions upon a separation from service or at a specified time chosen by a participant, the participant may choose to receive deferred amounts as a lump sum cash payment or in annual installments over a period not to exceed five years. The amount of each installment will be calculated using the "declining balance method", under which each installment payment is determined by dividing a participant's aggregate unpaid balance by the remaining years in the payment period. For distributions on all other events, payment will be made as a cash lump sum.

        Bank of Hawaii's obligations with respect to deferred amounts under the Salary Deferral Plan and the Executive Incentive Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the plans. The assets of the trust are at all times subject to the claims of the Company's general creditors.

Retirement Savings Excess Benefit Plan

        The Retirement Savings Excess Benefit Plan (the "Excess Benefit Plan") is a non-qualified supplemental retirement benefits plan that compensates participants for the amount of benefits that would otherwise be payable under the Company's Retirement Savings Plan but for limitations under Internal Revenue Code Sections 415 and 401(a)(17) as to the amount of annual contributions to, and annual benefits payable under, the Retirement Savings Plan. A participant's accrued benefits under the Excess Benefit Plan are hypothetically invested in one or more funds permitted by the Plan and chosen by the participant, and are adjusted for appreciation or depreciation in value attributable to such hypothetical investments.

        For an individual who first becomes a participant in the Excess Benefit Plan after May 19, 2006, the plan provides that benefits are payable upon a separation from service according to a distribution schedule that is determined by reference to the total amount accrued for the individual under the plan. A participant with:

  •
  $100,000 or less in deferred amounts will receive a lump sum payment six months after separation from service;

  •
  more than $100,000 but no more than $300,000 in deferred amounts will receive distributions in two installments;

  •
  more than $300,000 but no more than $500,000 in deferred amounts will receive distributions in three installments; and

  •
  more than $500,000 in deferred amounts will receive distributions in five installments

        In each case, the first installment will be paid on the first day of the seventh month following separation from service and subsequent installments will be paid in each subsequent January. An individual who first became a participant in the Excess Benefit Plan on or prior to May 19, 2006 will receive benefits upon the participant's separation from service and may have elected to be paid (a) according to the distribution schedule applicable to individuals who become participants after May 19, 2006, (b) in a lump sum on the first day of the seventh month following separation from service, or (c) in annual installments (not to exceed five) commencing on the first day of the seventh month following separation from service or commencing on an anniversary of the participant's separation from service (not later than the fifth anniversary). The amount of each installment will be calculated using the declining balance method. If a participant dies prior to the full distribution of his or her deferred amounts, however, any unpaid amounts remaining will be distributed in a lump sum.

        The Company's obligations under the Excess Benefit Plan are payable from its general assets, although the Company has established a rabbi trust to assist it in meeting its liabilities under the Plan. The assets of the trust are at all times subject to the claims of the Company's general creditors.

        Set forth below is information regarding the amounts deferred by or for the benefit of the named executive officers in 2011.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Peter S. Ho	—	65,610	6,404	—	255,927
Kent T. Lucien	—	25,771	4,996	—	251,408
Mark A. Rossi	—	24,014	1,676	—	63,598
Mary E. Sellers	—	19,565	2,349	—	96,002
Peter M. Biggs	—	8,730	811	—	34,740

(1)
During 2011, none of the named executive officers deferred any compensation under the Executive Incentive Plan. The table below shows the Vanguard funds available under the Executive Deferred Compensation Program and their annual rate of return for the calendar year ended December 31, 2011, as reported by the administrator of the Executive Deferred Compensation Program.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Fund Inv	1.97%	Target Retirement 2015	1.71%
Emerging Markets Stock Index Inv	-18.42%	Target Retirement 2020	0.60%
Explorer Fund Investor	-1.89%	Target Retirement 2025	-0.37%
Growth Equity Fund	0.49%	Target Retirement 2030	-1.27%
High-Yield Corp Fund Inv	7.13%	Target Retirement 2035	-2.24%
International Growth Inv	-13.68%	Target Retirement 2040	-2.55%
Mid-Cap Growth Fund	1.17%	Target Retirement 2045	-2.51%
Mid-Cap Index Fund Inv	-2.11%	Target Retirement 2050	-2.54%
Prime Money Market Fund	0.05%	Target Retirement 2055	-2.27%
Selected Value Fund	0.82%	Target Retirement Income	5.25%
Short-Term Federal Inv	2.76%	Total Bond Market Index Inv	7.56%
Small-Cap Index Fund Inv	-2.80%	Wellington Fund Inv	3.85%
Target Retirement 2005	5.14%	Windsor Fund Investor	-4.00%
Target Retirement 2010	3.37%

(2)
These amounts represent Excess Benefit Plan contributions by the Company for fiscal year 2011 which were paid in 2012 and accordingly are not included in the Aggregate Balance at Last Fiscal Year-End. See columns 3 and 5 of the "All Other Compensation Table" located in footnote 6 of the "Summary Compensation Table" for additional details.

(3)
A portion of each amount listed in this column has been reported in the Summary Compensation Table for prior fiscal years. The amounts previously reported are as follows: Mr. Ho, $223,131; Mr. Biggs, $0; Mr. Lucien, $16,644; Mr. Rossi, $36,903; and Ms. Sellers, $52,393.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter S. Ho(1)	1/14/11	—	—	—	—	—	—	1,552	—	—	75,039
	11/18/11	—	—	—	—	23,333	—	—	—	—	244,369
Kent T. Lucien(2)	1/14/11	—	—	—	—	—	—	880	—	—	42,548
	11/18/11	—	—	—	—	15,000	—	—	—	—	157,097
Mark A. Rossi(3)	1/14/11	—	—	—	—	—	—	807	—	—	39,018
	11/18/11	—	—	—	—	15,000	—	—	—	—	157,097
Mary E. Sellers(4)	1/14/11	—	—	—	—	—	—	704	—	—	34,038
	11/18/11	—	—	—	—	15,000	—	—	—	—	157,097
Peter M. Biggs(5)	1/14/11	—	—	—	—	—	—	238	—	—	11,507
	11/18/11	—	—	—	—	15,000	—	—	—	—	157,097

(1)
In January of 2011 Mr. Ho took a voluntary 10% base salary reduction and received 1,552 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Ho received 23,333 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(2)
In January of 2011 Mr. Lucien took a voluntary 10% base salary reduction and received 880 restricted shares which vest 20% on January 31, 2012 and 80% on January 31, 2013 provided he remains an employee of the Company through each vesting period. In November of 2011 Mr. Lucien received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(3)
In January of 2011 Mr. Rossi took a voluntary 10% base salary reduction and received 807 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Rossi received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(4)
In January of 2011 Ms. Sellers took a voluntary 10% base salary reduction and received 704 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided she remains an employee of the Company through each respective vesting period. In November of 2011 Ms. Sellers received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(5)
In January of 2011 Mr. Biggs took a voluntary 5% base salary reduction and received 238 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Biggs received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

        See the "Outstanding Equity Awards at Fiscal Year-End" and "Option Exercises and Stock Vested" tables for grants reported in prior years, some of which may have restricted stock awards subject to performance vesting in which the performance criteria for vesting was or will be established subsequent to the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Peter S. Ho(3)	2,916	—	—	27.01	3/22/12	1,552	69,048	—	—
	54,919	—	—	50.72	12/16/15	—	—	—	—
	—	—	23,333	42.22	11/18/21	—	—	—	—
	—	—	—	—	—	—	—	15,000	667,350
Kent T. Lucien(4)	2,191	—	—	54.31	4/28/16	880	39,151	937	41,687
	—	—	15,000	42.22	11/18/21	—	—	11,334	504,250
Mark A. Rossi(5)	—	—	15,000	42.22	11/18/21	600	26,694	420	18,686
	—	—	—	—	—	807	35,903	9,666	430,040
Mary E. Sellers(6)	4,000	—	—	27.01	3/22/12	1,131	50,318	629	27,984
	9,500	—	—	32.89	4/28/13	704	31,321	9,666	430,040
	21,490	—	—	50.72	12/16/15	—	—	—	—
	—	—	15,000	42.22	11/18/21	—	—	—	—
Peter M. Biggs(7)	—	—	15,000	42.22	11/18/21	238	10,589	—	—
	—	—	—	—	—	566	25,181	—	—

(1)
All previously issued employee options were vested on December 21, 2005, when the Company elected to accelerate the vesting due to a change in accounting rules that went into effect on January 1, 2006. Mr. Lucien's options were granted under the Director Stock Plan in 2006; these options vested one-third each year on the anniversary date and as of December 31, 2011, all of these options are vested.

(2)
The amounts in these columns are based on the closing stock price of Bank of Hawaii's common stock on December 31, 2011 of $44.49.

(3)
In December 2005, Mr. Ho was awarded 26,500 restricted shares. Of these shares, 15,250 were service-based and vested according to the following schedule: 2,000 shares vested on December 16, 2006, 3,875 shares vested on December 17, 2007, 5,625 shares vested on December 16, 2008, and 3,750 shares vested on December 16, 2009. 11,250 were performance-based vesting and vest over four years based on two performance criteria: (1) if the Company's TSR either exceeds 10% or falls within the top quartile of the bank index approved by the Compensation Committee, 100% of the shares available for vesting that year will vest; or (2) if the Company's EPS for the fiscal year increases by 8% or more over the Company's EPS for the same period in the prior fiscal year, 80% of the shares available for vesting that year will vest. Of these 11,250 shares, 683 vested in 2007; 2,897 vested in 2008; 4,688 vested in 2010 as the TSR objective was met, and 170 were forfeited. In the first quarter of 2011, 2,250 of the remaining 2,812 shares were vested as the EPS objective was met and 562 shares were forfeited. In August 2007, Mr. Ho received 30,000 restricted shares, which vest each March through 2012 with respect to 6,000 shares per year providing Mr. Ho remains employed by the Company and subject to the achievement by the Company of positive net income for the relevant period. The terms of Mr. Ho's grant also provide that, on any date that a tranche of restricted shares is scheduled to vest, if the Company has achieved positive net income and at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year, the number of shares that will vest will be 9,000 shares per year. On March 3, 2008, Mr. Ho became vested in 9,000 shares as the Company met the TSR objective for 2007; on March 2, 2009, 6,000 shares vested; and on March 1, 2010, another 9,000 shares vested as the Company met the TSR objective for 2009. On March 7, 2011, the remaining 6,000 shares vested. On April 23, 2010, Mr. Ho was awarded 10,000 restricted shares all of which vested on January 31, 2011 since the Company met the performance criteria which required the achievement of net income in excess of regular quarterly dividends. On July 30, 2010, Mr. Ho received 15,000 shares in conjunction with his promotion to CEO. These shares vested in January 2012 since the Company achieved net income in excess of regular quarterly dividends. In January 2011, Mr. Ho took a voluntary 10% base salary reduction and received 1,552 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Ho received 23,333 stock options under the SAP

  Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(4)
In July 2008, after his appointment as Vice Chairman and CFO of the Company, Mr. Lucien received a grant of 7,500 restricted shares which vest according to the following schedule providing Mr. Lucien remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: a) on January 30, 2010 with respect to 1,875 of the shares (providing the Company achieves positive net income for the period from April 1, 2009 through December 31, 2009), b) on the last business day of January in each of 2011 and 2012 with respect to 2,500 of the restricted shares, and c) on April 30, 2012 with respect to 625 of the restricted shares. In each period, an additional 50% of the shares will vest, provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On February 1, 2010, 2,813 of these shares vested as the Company met the TSR objective and on January 31, 2011, another 3,750 shares vested as the Company met the EPS objective. On January 31, 2012, the remaining 937 shares under this grant vested. On April 23, 2010, Mr. Lucien was awarded 17,000 restricted shares which vest one-third each year on the last day of January beginning January 2011, provided the Company has achieved net income in excess of regular quarterly dividends for each fiscal period. On January 31, 2011, 5,666 shares vested under this grant as the Company met the net income in excess of regular quarterly dividends objective in 2010 and on January 31, 2012, another 5,667 shares vested as the Company met the net income in excess of regular quarterly dividends objective in 2011. In January 2011, Mr. Lucien took a voluntary 10% base salary reduction and received 880 restricted shares which vest 20% and 80% on the last business day in January of 2012 and 2013, respectively, provided he remains an employee of the Company through each vesting period. On January 31, 2012, 176 shares vested under this grant. In November of 2011 Mr. Lucien received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(5)
In February 2007, Mr. Rossi was awarded 4,000 restricted shares. Under the terms of this grant, Mr. Rossi is eligible to become vested in up to 1,000 shares (25% of his total grant) in any one calendar year. Mr. Rossi becomes vested as to 600 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012 and 2013 and up to an additional 400 shares on October 31, 2013, provided that on each vesting date he remains an employee of the Company. Mr. Rossi will become vested in the following additional shares on each such vesting date (other than (October 31, 2013), provided that the Company meets at least one of the following two performance objectives with respect to the calendar year ending immediately before such vesting date: (1) 400 shares if the Company's TSR either exceeds 10% or the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (2) 200 shares if the Company's EPS increases by 8% or more over the EPS for the prior calendar year. Under this grant Mr. Rossi became vested in 1,000 shares in 2008, 600 shares in 2009, and 1,000 shares in 2010. On February 28, 2011, another 800 shares vested under this grant as the Company met the EPS objective and on February 29, 2012, the remaining 600 shares under this grant vested. In April 2008, Mr. Rossi received a grant of 5,000 restricted shares which vest according to the following schedule providing Mr. Rossi remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: a) on January 30, 2009 with respect to 830 of the shares (providing the Company achieves positive net income for the period from April 1, 2008 through December 2008), b) on the last business day of January in each of 2010, 2011, and 2012 with respect to 1,250 of the restricted shares, and c) on April 30, 2012 with respect to 420 of the restricted shares. In each period, an additional 50% of the shares will vest provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On January 30, 2009, Mr. Rossi became vested in 830 shares under this grant and on January 29, 2010, another 1,875 shares vested as the Company met the TSR objective. On January 31, 2011, another 1,875 shares vested under this grant as the Company met the EPS objective, and on January 31, 2012, the remaining 420 shares under this grant vested. On April 23, 2010, Mr. Rossi was awarded 14,500 restricted shares which vest one-third each year on the last day of January beginning January 2011, provided the Company has achieved net income in excess of regular quarterly dividends for each fiscal period. On January 31, 2011, 4,834 shares vested under this award as the Company met the net income in excess of regular quarterly dividends objective in 2010 and on January 31, 2012, another 4,833 shares vested as the Company met the net income in excess of regular quarterly dividends objective in 2011. In January 2011, Mr. Rossi took a voluntary 10% base salary reduction and received 807 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Rossi received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(6)
Ms. Sellers received a grant of 7,550 restricted shares on February 14, 2007. Under the terms of this grant, Ms. Sellers is eligible to become vested in up to 1,888 shares (25% of her total grant) in any one calendar year. Ms. Sellers becomes vested as to 1,133 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012, 2013, and up to 755 shares on October 31, 2013, provided that on each vesting date she remains an employee of the Company. Ms. Sellers will become vested in the following additional shares on each such vesting date (other than October 31, 2013) provided that the Company meets at least one of the following two performance objectives with respect to the calendar year ending immediately before such vesting date: (1) 755 shares if the Company's TSR either exceeds 10% or the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (2) 377 shares if the Company's EPS increases by 8% or more over the EPS for the prior calendar year. Under this grant, Ms. Sellers became vested in 1,888 shares in 2008, 1,133 shares in 2009, and 1,888 shares in 2010. On February 28, 2011, another 1,510 shares vested under this grant as the Company met the EPS objective and on February 29,

  2012 the remaining 1,131 shares under this grant vested. In April 2008, Ms. Sellers received a grant of 7,500 restricted shares which vest according to the following schedule providing Ms. Sellers remains an employee and the Company achieves positive net income for the immediately preceding fiscal period: 1) on January 30, 2009 with respect to 1,245 of the shares (providing the Company achieves positive net income for the period from April 1, 2008 through December 2008), b) on the last business day of January in each of 2010, 2011, and 2012 with respect to 1,875 of the restricted shares, and c) on April 30, 2012 with respect to 630 of the restricted shares. In each period, an additional 50% of the shares will vest provided that the Company has met at least one of the following two performance objectives for the fiscal period: (1) the Company's TSR either exceeds 10% or falls within the top quartile of the Mid-Cap Bank Performance Index, or (2) the Company's EPS for any fiscal period increases by 8% or more over the Company's EPS for the same period in the prior fiscal year. On January 30, 2009, Ms. Sellers became vested in 1,245 shares under this grant and on January 29, 2010 another 2,813 shares vested as the Company met the TSR objective. On January 31, 2011, another 2,813 shares vested under this grant as the Company met the EPS objective, and on January 31, 2012, the remaining 629 shares under this grant vested. On April 23, 2010, Ms. Sellers was awarded 14,500 restricted shares which vest one-third each year on the last day of January beginning January 2011 provided the Company has achieved net income in excess of regular quarterly dividends for each fiscal period. On January 31, 2011, 4,834 shares vested under this award as the Company met the net income in excess of regular quarterly dividends objective in 2010 and on January 31, 2012, another 4,833 shares vested as the Company met the net income in excess of regular quarterly dividends objective in 2011. In January 2011, Ms. Sellers took a voluntary 10% base salary reduction and received 704 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided she remains an employee of the Company through each respective vesting period. In November of 2011 Ms. Sellers received 15,000 stock options under the SAP Replacement Program. The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

(7)
Mr. Biggs received a grant of 3,775 restricted shares on February 14, 2007. Under the terms of this grant, Mr. Biggs is eligible to become vested in up to 944 shares (25% of his total grant) in any one calendar year. Mr. Biggs becomes vested as to 566 shares on the last day of February in each of 2008, 2009, 2010, 2011, 2012, 2013, and up to 379 shares on October 31, 2013, provided that on each vesting date he remains an employee of the Company. Mr. Biggs will become vested in the following additional shares on each such vesting date (other than October 31, 2013) provided that the Company meets at least one of the following two performance objectives with respect to the calendar year ending immediately before such vesting date: (1) 377 shares if the Company's TSR either exceeds 10% or the Company's performance falls within the top quartile of the bank index approved by the Compensation Committee, or (2) 188 shares if the Company's EPS increases by 8% or more over the EPS for the prior calendar year. Under this grant, Mr. Biggs became vested in 944 shares in 2008, 566 shares in 2009, and 944 shares in 2010. On February 28, 2011, another 755 shares vested under this grant as the Company met the EPS objective and on February 29, 2012 the remaining 566 shares under this grant vested. In January 2011, Mr. Biggs took a voluntary 5% base salary reduction and received 238 restricted shares which vest 20% per year for five years on the last business day in January beginning January 31, 2012, provided he remains an employee of the Company through each respective vesting period. In November of 2011 Mr. Biggs received 15,000 stock options under the Share Appreciation Plan Replacement Program (the "Program"). The award was the first of three tranches under the Program. The options awarded in this first tranche are service-based and vested on December 31, 2011, but are exercisable on or after December 31, 2012.

        The following table includes values realized for stock options exercised, the vesting of restricted stock, and the payouts on performance-based restricted stock units. For further information on the vesting criteria for these restricted stock awards see the table "Outstanding Equity Awards At Fiscal Year-End."

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter S. Ho(1)	0	0	18,250	858,670
Kent T. Lucien(2)	0	0	9,416	441,328
Mark A. Rossi(3)	0	0	7,509	352,179
Mary E. Sellers(4)	900	25,209	9,157	429,626
Peter M. Biggs(5)	0	0	755	35,606

(1)
Shares acquired during 2011 were comprised of 2,250 performance-based shares from the December 2005 grant which vested on February 28, 2011, when the fair market value of the Company's stock was $47.16; 6,000 performance-based shares from the August 2007 grant which vested on March 7, 2011, when the fair market value of the Company's stock was $47.31; and 10,000 performance-based shares from the April 23, 2010 grant which vested on January 31, 2011, when the fair market value of the Company's stock was $46.87.

(2)
Shares acquired during 2011 were comprised of 3,750 performance-based shares from the July 2008 grant and 5,666 performance-based shares from the April 2010 grant which vested on January 31, 2011, when the fair market value of the Company's stock was $46.87.

(3)
Shares acquired during 2011 were comprised of 1,875 performance-based shares from the April 2008 grant and 4,834 performance-based shares from the April 2010 grant which vested on January 31, 2011, when the fair market value of the Company's stock was $46.87. Share acquired during 2011 also include 800 service-based shares from the February 2007 grant which vested on February 28, 2011, when the fair market value of the Company's stock was $47.16.

(4)
Shares acquired during 2011 were comprised of 2,813 performance-based shares from the April 2008 grant and 4,834 performance-based shares from the April 2010 grant, all of which vested on January 31, 2011, when the fair market value of the Company's stock was $46.87. Shares acquired during 2011 also include 1,510 service-based shares from the February 2007 grant which vested on February 28, 2011, when the fair market value of the Company's stock was $47.16. Also included in the shares acquired in 2011 were 900 shares of an incentive stock option granted on March 22, 2001 with an option price of $18.80 that were exercised on March 2, 2011, when the fair market value of the Company's stock was $46.81.

(5)
Shares acquired during 2011 were comprised of 755 service-based shares from the February 2007 grant which vested on February 28, 2011 when the fair market value of the Company's stock was $47.16.

Equity Compensation Plan Information

        The following table contains information with respect to all of the Company's compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) C
Equity compensation plans approved by security holders	1,021,190	$39.88	3,191,256

PENSION BENEFITS

        The Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan") provides retirement benefits for eligible employees based on the employee's years of service and average annual salary during the 60 consecutive months resulting in the highest average salary (excluding overtime, incentive plan payouts, and discretionary cash awards). The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants were increased in proportion to the increase in the participant's average annual salary. As of December 31, 2000, the benefits under the Retirement Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. Peter S. Ho and Mary E. Sellers are the only named executive officers who are participants in the Retirement Plan. A summary of their benefits are listed below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Peter S. Ho	Employees' Retirement Plan of Bank of Hawaii	2	6,218	0
Mary E. Sellers	Employees' Retirement Plan of Bank of Hawaii	7	59,863	0

CHANGE IN CONTROL, TERMINATION AND OTHER ARRANGEMENTS

        Bank of Hawaii's Change in Control Retention Plan (the "Retention Plan") provides a participant with benefits in the event that the participant's employment is terminated by the Company without cause or by the participant for "good reason" within 24 months following a change in control of the Company. All of the current named executive officers are participants in the Retention Plan. Two levels of benefits are payable to participants in the Retention Plan, with executives holding the position of Vice Chairman or above being eligible for the higher tier of benefits. Messrs. Ho, Lucien and Rossi, and Ms. Sellers are eligible for the higher tier of benefits (described in the table below). In consideration of the benefits payable under the Retention Plan, participants are, for 12 months following termination of employment, subject to non-disclosure, non-competition (generally with respect to any other financial institution doing business in Hawaii), non-solicitation of business and employees, and non-disparagement restrictions.

        In 2009, the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit, and to eliminate any tax gross up payments to executives in connection with any payment or benefit under the Plan.

        Under the Retention Plan, a "change in control" will be deemed to have occurred if:

  •
  any person or group becomes the beneficial owner of 25% or more of the combined voting power of the Company's securities that are entitled to vote for the election of directors;

  •
  a reorganization, merger or consolidation of the Company or the sale of substantially all of its assets occurs (excluding a transaction in which beneficial owners of the Company immediately prior to the transaction continue to own more than 60% of the total outstanding stock of the resulting entity and of the combined voting power of the entity's securities that are entitled to vote for the election of directors); or

  •
  individuals who constituted the Board of Directors as of April 30, 2004 cease to constitute a majority of the Board, including as a result of actual or threatened election contests or through consents by or on behalf of a party of other than the Board (but disregarding directors whose nomination or election was approved by at least a majority of the directors as of April 30, 2004 or other directors approved by them).

        A participant is deemed to have "good reason" if one or more of the following occur after a change in control without the participant's written consent:

  •
  a material reduction in the participant's base salary, authority, duties or responsibilities, or in the budget over which the participant has authority;

  •
  a material reduction in the authority, duties or responsibilities of the participant's supervisor;

  •
  the participant is required to relocate to a different Hawaiian Island for employment or to a place more than 50 miles from the participant's base of employment immediately prior to the change in control; or

  •
  any other action or inaction that constitutes a material breach by the Company of the Retention Plan or the participant's employment agreement.

        The terms of the Company's 2004 Stock and Incentive Compensation Plan provide for full acceleration of vesting of restricted stock and restricted stock units upon the occurrence of a change in control of the Company. Similarly, the Executive Incentive Plan provides that incentive awards will, upon a change in control of the Company, be prorated as though the applicable performance period ended on the change in control date, and will be calculated as an amount equal to two times a participant's incentive allocation for the prorated performance period.

        The table below sets forth the benefits that would have been payable to each of the named executive officers had a qualifying termination occurred under the terms of the Retention Plan or plans with change in control provisions on December 31, 2011.

	Base Salary and Bonus Payment(1)(8)	Executive Incentive Plan Payment(2)(8)	Health Benefits(3)	Outplacement(4)	Relocation Payment(5)	Acceleration of Restricted Stock(6)(8)	Non- competition Payment(7)	Total
Peter S. Ho	$3,000,000	$1,500,000	$44,289	$22,023	$150,000	$1,359,448	$1,500,000	$7,575,760
Kent T. Lucien	$1,530,000	$680,000	$33,781	$22,023	$150,000	$289,606	$765,000	$3,470,410
Mark A. Rossi	$1,326,000	$546,000	$28,527	$22,023	$150,000	$777,151	$663,000	$3,512,701
Mary E. Sellers	$1,156,000	$476,000	$28,527	$22,023	$150,000	$768,609	$578,000	$3,179,159
Peter M. Biggs	$952,000	$392,000	$33,781	$22,023	$150,000	$508,708	$476,000	$2,534,512

(1)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to the sum of (a) two times the participant's highest annual base salary in the three fiscal years preceding termination of employment (the "Highest Base Salary"), and (b) two times the product of the participant's annual bonus target percentage under the

  Executive Incentive Plan in the year of termination and the participant's Highest Base Salary. Amounts would be payable in a lump sum in the month following termination unless the participant is a "key employee" as defined in Treasury Regulation Section 416(i)(1)(A)(i), (ii) or (iii), in which case amounts would be payable in a lump sum on the first day of the seventh month following termination.

(2)
The Executive Incentive Plan provides that upon a change in control of the Company, a participant who would otherwise be entitled to a final award for a performance period ending after the date of the change in control will be entitled to an amount equal to two times the participant's annual bonus target percentage under the plan (calculated based on the participant's annualized salary), pro-rated to the number of months elapsed in the applicable performance period. The final award would be paid within ten days after the end of the shortened performance period.

(3)
In lieu of Company-paid health benefits, Retention Plan participants who hold the position of Vice Chairman or above would be entitled to an amount equal to three times the cost of annual COBRA premiums for the medical, dental and vision plan coverage that was provided to the participant immediately prior to termination (or coverage provided to employees generally if the participant was not covered by the Company's health plans prior to termination). Amounts would be payable in a lump sum as described in (1) above.

(4)
Under the Retention Plan, participants who hold the position of Vice Chairman or above would be entitled to reimbursement for outplacement expenses not to exceed $20,000 (adjusted for inflation after 2007).

(5)
For participants who hold the position of Vice Chairman or above, the Retention Plan provides for reimbursement of reasonable moving expenses incurred by the participant within 24 months following a qualifying termination (to the extent not reimbursed by another employer). The maximum reimbursement for real estate transaction expenses shall not exceed $100,000 and the maximum reimbursement for all other reasonable moving expenses shall not exceed $50,000.

(6)
Under the 2004 Stock and Incentive Compensation Plan, a change in control would accelerate the lapsing of restrictions applicable to any restricted stock granted under such plan.

(7)
Under the Retention Plan, a participant who holds the position of Vice Chairman or above is eligible to receive an amount equal to the sum of (a) one times the participant's Highest Base Salary, and (b) the product of the participant's annual bonus target percentage under the Executive Incentive Plan in the year of termination and the participant's Highest Base Salary, provided that the participant refrains from competing against the Company (generally with respect to any other financial institution doing business in Hawaii) and also complies with the non-solicitation, non-disclosures and non-disparagement provisions of the plan for twelve months following the date of termination. The payment described in this section would be paid in a lump sum in the thirteenth month following termination.

(8)
In 2009 the Company amended the Retention Plan to limit any payment or benefit under the plan to an amount that would not be subject to Excise Tax even if the benefits would be substantially eliminated as a result of this limit. Under the terms of the Retention Plan, if it is determined that any payment or benefit would be subject to Excise Tax, then the benefit payments will be reduced first from equity compensation and then from salary and bonus to the extent that the value of the reduced benefit payments will not be subject to any Excise Tax.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has ethics and business conduct policies and procedures to monitor and approve related party transactions, including procedures related to any loans the Company makes to executive officers and directors. The Company also conducts ethics training for its officers and directors. In accordance with applicable NYSE listing standards, each related party transaction is reviewed and evaluated by an appropriate group, generally the Audit & Risk Committee, to determine whether a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued. The Company also has adopted a Code of Business Conduct and Ethics ("Code") for all directors, officers and employees to address, among other topics, possible conflicts of interest, corporate opportunities, compliance responsibilities, and reporting and accountability. The Code stresses personal accountability. Directors, officers, or employees who become aware of conflicts of interest or are concerned that a conflict might develop are required to disclose the matter promptly.

        In accordance with the applicable NYSE listing standards and the Code, any material transactions or relationships involving a director or executive officer that could reasonably be expected to give rise to a conflict of interest must be approved or ratified by the Audit & Risk Committee and a list of those approvals and ratifications must be submitted semi-annually to the Board of Directors. The Audit & Risk Committee approves or ratifies material transactions or relationships involving a director or executive officer based on the facts and circumstances of each case. In addition to self-reporting, information about potential conflicts of interest is obtained as part of the annual questionnaire process. In response to the annual Directors' and Officers' Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed related party transactions. These descriptions are presented to the Audit & Risk Committee for review and approval or ratification.

        The Company and its subsidiaries are also subject to extensive federal regulations regarding certain transactions, including banking regulations relating to the extension of credit by subsidiary banks to insiders, such as executive officers, directors and entities in which these individuals have specified control positions.

        During 2011, the Company and its banking and investment subsidiaries engaged in transactions in the ordinary course of business with one or more of the Company's directors and executive officers, members of their immediate families, corporations and organizations of which one or more of them was a beneficial owner of 10% or more of a class of equity securities, certain of their associates and affiliates, and certain trusts and estates of which one or more of them was a trustee or beneficiary. All loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

        Mr. Donald Takaki, a current director and director nominee is Chairman and Chief Executive Officer of HawkTree International, Inc. ("HawkTree") and its subsidiaries, Pacific Courier, Inc. ("PCI") and Island Movers, Inc. ("Island Movers"). PCI provides courier and ATM servicing/currency transportation services to the Bank through two separate contracts, and Island Movers provides moving/relocation services to Bank. In 2011, Island Movers provided moving/relocation services for approximately $23,371. The PCI courier contract cost approximately $1,210,027 in 2011. The ATM servicing and currency transportation services contract cost approximately $3,576,144 in 2011.

        The above-mentioned transactions were made in the ordinary course of business and made on terms and conditions comparable to contracts with other customers not related to the Company. The Audit & Risk Committee has previously ratified and approved the contracts with PCI, Island Movers and HawkTree.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC require Bank of Hawaii to disclose late filings of reports of ownership (and changes in stock ownership) of Bank of Hawaii common stock by its directors and certain officers. To our knowledge, based on review of the copies of such reports received by Bank of Hawaii and the written representations of its directors and officers, the Company believes that all of its directors and officers complied timely with those filing requirements for 2011 with the exception of Mr. Clinton R. Churchill and Ms. Shelley B. Thompson, each of whom filed one late report for one transaction.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") enacted in 2010 provides shareholders the opportunity to vote, on an advisory (nonbinding) basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's compensation disclosure rules.

        As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders and will continue to consider the outcome of the vote when making future compensation decision for its executive officers. The Company currently conducts annual advisory votes on executive compensation. The Company's shareholders approved its executive compensation at the 2011 Annual Meeting of Shareholders.

        As described in the Compensation Discussion and Analysis, the primary focus of the Bank of Hawaii executive compensation programs is to encourage and reward behavior that promotes sustainable growth in shareholder value. Our executive compensation programs reflect best practices and are designed to balance risk and reward in relation to the Company's overall business strategy and further align management's interests with shareholders' interests. The Company's commitment to a performance culture is reflected in its strong financial performance in recent years despite challenging economic conditions. Accordingly, the Board of Directors recommends that shareholders approve the executive compensation programs by approving the following advisory resolution:

        RESOLVED, that the shareholders of Bank of Hawaii Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company's 2012 proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

Equity Compensation Plan Information

        The following table contains information with respect to all of the Company's compensation plans (including individual compensation arrangements) under which securities are authorized for issuance as of December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) C
Equity compensation plans approved by security holders	1,021,190	$39.88	3,191,256

PROPOSAL 3: RATIFICATION OF SELECTION OF AN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit & Risk Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2012. The Board recommends that the shareholders ratify this selection. Ernst & Young LLP has been the Company's independent registered public accounting firm since its incorporation in 1971. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP has indicated that they will have no statement to make but will be available to respond to questions. If this Proposal does not pass, the selection of the independent registered public accounting firm will be reconsidered by the Audit & Risk Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

        The following table summarizes Ernst & Young LLP audit fees for 2011 and 2010.

Service	2011	2010
Audit Fees	$1,287,445	$1,280,400
Audit Related Fees	$260,000	$250,000
Tax Fees	$34,060	$142,944
Total	$1,581,505	$1,673,344

Audit Fees

        The Audit Fees for 2011 and 2010 represent fees for professional services rendered for the audit of the Company's annual consolidated financial statements, statutory audits of subsidiaries, reports on internal controls and the reviews of the Company's financial statements included in the quarterly reports on Form 10-Q and out-of-pocket expenses.

Audit Related Fees

        The Audit Related Fees for 2011 and 2010 include fees for benefit plan audits and other attestation reports.

Tax Fees

        The Tax Fees for 2011 and 2010 relate primarily to expatriate tax services and other tax advisory services.

 OTHER BUSINESS

        The Board knows of no other business for consideration at the annual meeting. Your signed proxy or proper telephone or Internet vote gives authority to the proxies to vote at their discretion on other matters properly presented at the annual meeting, or adjournment or postponement of the meeting.

        A copy of the Company's Annual Report on Form 10-K, including the related financial statements and schedules filed with the SEC, is available without charge to any shareholder who requests a copy in writing. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813.

www.envisionreports.com/boh Step 1: Go to www.envisionreports.com/boh to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Shareholder Meeting Notice and Admission Ticket 01F52B + + Important Notice Regarding the Availability of Proxy Materials for the Bank of Hawaii Corporation Shareholders’ Meeting to be Held on April 27, 2012 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, 2011 Annual Report on Form 10-K and Summary Annual Report to shareholders are available at: Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 17, 2012 to facilitate timely delivery. IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.envisionreports.com/boh. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials for Bank of Hawaii Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 17, 2012. Shareholder Meeting Notice & Admission Ticket Bank of Hawaii Corporation’s Annual Meeting of Shareholders will be held on April 27, 2012 at 111 S. King Street, 5th Floor, Honolulu, HI, at 8:30 a.m. Hawaii Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all nominees and FOR Proposals 2 and 3: 1. Election of Directors. 01 - S. Haunani Apoliona 02 - Mary G. F. Bitterman 03 - Mark A. Burak 04 - Michael J. Chun 05 - Clinton R. Churchill 06 - David A. Heenan 07 - Peter S. Ho 08 - Robert Huret 09 - Kent T. Lucien 10 - Martin A. Stein 11 - Donald M. Takaki 12 - Barbara J. Tanabe 13 - Robert W. Wo 2. Say on Pay - An advisory vote to approve executive compensation. 3. Ratification of Selection of An Independent Registered Public Accounting Firm (Ernst & Young). PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01F52B

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01F50D 1 U PX + . + Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3. 01 - S. Haunani Apoliona 04 - Michael J. Chun 07 - Peter S. Ho 02 - Mary G. F. Bitterman 05 - Clinton R. Churchill 08 - Robert Huret 03 - Mark A. Burak 06 - David A. Heenan 09 - Kent T. Lucien 1. Election of Directors: For Withhold For Withhold For Withhold 10 - Martin A. Stein 11 - Donald M. Takaki 12 - Barbara J. Tanabe 13 - Robert W. Wo For Against Abstain 2. Say on Pay - An advisory vote to approve executive compensation. 3. Ratification of Selection of An Independent Registered Public Accounting Firm (Ernst & Young). For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1 3 0 7 7 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 27, 2012. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/boh • Follow the steps outlined on the secure website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Admission Ticket

Notice of 2012 Annual Meeting of Shareholders 111 S. King Street, 5th floor, Honolulu, HI Proxy Solicited by the Board of Directors for Annual Meeting — April 27, 2012 Mark A. Rossi and Nathan J. Sult, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bank of Hawaii Corporation to be held on April 27, 2012 at 8:30 a.m. or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. For those who are participants in the Bank of Hawaii Retirement Savings Plan (the “Plan”), this proxy also covers all shares of Bank of Hawaii Corporation stock for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Plan. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card. If the Trustee does not receive written instructions from you before 5 P.M. Central Time, on April 24, 2012, the Trustee will vote your shares held in the Plan in the same proportion as the shares for which instructions are received. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Consent to Electronic Delivery: By marking this box, I consent to access future Annual Reports and Proxy Statements of Bank of Hawaii Corporation electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Bank of Hawaii Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Bank of Hawaii Corporation's transfer agent, Computershare Investor Services, at 1-888-660-5443. C Non-Voting Items + + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 2012 Annual Meeting Admission Ticket Bank of Hawaii Corporation 2012 Annual Meeting of Shareholders April 27, 2012, 8:30 a.m. Hawaii Time 111 S. King Street, 5th floor Honolulu, Hawaii Upon arrival, please present this admission ticket and photo identification at the registration desk.